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Move, Inc.
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Move, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362
_________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2008
_________________________

To Our Stockholders:

     The annual meeting of stockholders of Move, Inc., a Delaware corporation, will be June 12, 2008 at 9:30 a.m., local time, at the Sheraton Gateway Hotel Los Angeles located at 6101 W. Century Boulevard, Los Angeles, California 90045, for the following purposes:

1.	To elect the eight directors nominated for election by the governance and nominating committee of our board of directors, each to serve for a term through the annual meeting of stockholders in 2009 and until their respective successors have been duly elected and qualified; and

2.	To ratify the appointment of Move Inc.’s independent auditors for the fiscal year ending December 31, 2008;

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. Only stockholders of record at the close of business on the record date, April 14, 2008, are entitled to receive notice of and vote at the annual meeting or any postponement or adjournment thereof.

     Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about May 2, 2008, we will mail our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice”), in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders and any adjournments or postponements thereof. On the date of mailing, we will make our Proxy Statement, including this Notice of Annual Meeting and the Annual Report publicly available on the Internet according to the instructions provided in the Notice. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet or by mail, including how to receive a printed copy of our proxy materials.

By Order of the Board of Directors,

JAMES S. CAULFIELD
Executive Vice President, General Counsel
and Secretary

Westlake Village, California
April 24, 2008

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. If you execute a proxy over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

____________________

PROXY STATEMENT
____________________

     This proxy statement is furnished on behalf of the board of directors of Move, Inc., a Delaware corporation (“Move” or the “Company”), for use at Move’s annual meeting of stockholders to be held on June 12, 2008 at 9:30 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Sheraton Gateway Hotel Los Angeles located at 6101 W. Century Boulevard, Los Angeles, California 90045.

     These proxy solicitation materials were first made available on or about May 2, 2008 to all stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, stockholders will vote on the matters outlined in the accompanying notice of annual meeting of stockholders, including the election of eight directors.

     There are currently eleven directors serving on the board of directors of the Company. These directors have historically been divided into three classes serving staggered terms. At our 2005 annual meeting of stockholders, the stockholders approved our Restated Certificate of Incorporation, which became effective when it was filed with the Secretary of State of the State of Delaware on June 23, 2005. This Restated Certificate of Incorporation effected amendments to our Certificate of Incorporation then in effect resulting in the elimination of the classification of our board of directors in 2008. Beginning with this annual stockholders’ meeting, all directors to be elected by the holders of our common stock and Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), voting as a single class, will be elected at each annual meeting for a term of one year. Accordingly, seven of our directors, Joe F. Hanauer, William E. Kelvie, Kenneth K. Klein, Geraldine B. Laybourne, W. Michael Long, V. Paul Unruh and Bruce G. Willison have been nominated and are being submitted for re-election to our holders of common stock and Series B Preferred Stock, voting as a single class as indicated under “Who is entitled to vote?” below. In addition, one of our current directors, John Doerr, will not stand for re-election at our 2008 annual meeting of stockholders. Accordingly, our governance and nominating committee of the board of directors has conducted an extensive search for an appropriate nominee to replace Mr. Doerr. In accordance with its criteria for evaluating director nominees, the governance and nominating committee has nominated Steven H. Berkowitz for election to the Company’s board of directors at the 2008 annual stockholders meeting by our holders of common stock and Series B Preferred Stock, voting as a single class.

     Separately, by virtue of their ownership of the outstanding shares of the Series B Preferred Stock, Elevation Partners, L.P. and its affiliate Elevation Employee Side Fund, LLC (together “Elevation”) are currently entitled to elect two directors (each, a “Series B Director”) pursuant to the Certificate of Designation of the Series B Preferred Stock. Following their purchase of the Series B Preferred Stock in 2005, Elevation elected Roger B. McNamee and Fred D. Anderson to the Board. As with the other directors, under the Restated Certificate of Incorporation Mr. Anderson and Mr. McNamee’s current terms expire at this annual meeting. Elevation has indicated its intent to re-elect Mr. Anderson and Mr. McNamee as the Series B Directors at the annual meeting. Because Mr. Anderson and Mr. McNamee will be elected by Elevation, their election will not be voted on by holders of our common stock and Series A Preferred Stock. See “Management – Directors and Executive Officers” for more information.

     In addition, pursuant to its ownership of our sole outstanding share of Series A Preferred Stock (the “Series A Preferred Stock”), the National Association of REALTORS® (the “NAR”) has the right to elect one of our directors (the “Series A Director”). At our 2007 Annual Meeting the NAR elected Thomas M. Stevens to serve as the Series A Director. Mr. Stevens term also expires at this annual meeting. The NAR has notified us that it intends to elect Catherine B. Whatley to serve as the Series A Director as of our 2008 Annual Meeting.

Who is entitled to vote?

     Only stockholders of record who owned our common stock or Series B Preferred Stock at the close of business on the record date, April 14, 2008, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Pursuant to the Certificate of Designation of the Series B Preferred Stock, the holders of the Series B Preferred Stock are entitled to vote with the holders of common stock, voting as a single class on any matter to come before the stockholders of the Company on an as converted basis. The holders of the common stock are not entitled to vote on the election of the Series B Directors.

     Pursuant to its ownership of our sole outstanding share of Series A Preferred Stock the NAR has the right to elect the Series A Director. The holders of the common stock are not entitled to vote on the election of the Series A Director.

What is the board of directors’ recommendation on the proposals?

     The board of directors recommends a vote FOR the election of Steven H. Berkowitz, Joe F. Hanauer, William E. Kelvie, Kenneth K. Klein, Geraldine B. Laybourne, W. Michael Long, V. Paul Unruh and Bruce G. Willison as directors.

     The board of directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ended December 31, 2008.

How do I vote?

     The Notice will also instruct you as to how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

     If your shares are held in “street name” by your broker or bank, you may receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

     You may also attend the annual meeting and vote in person if you are a stockholder of record on the record date. If your shares are held in street name, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted over the Internet or by mail. Even if you currently plan to attend the meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I return my proxy?

     Yes, you have the right to revoke your proxy at any time before the annual meeting by submitting another proxy by mail or via the Internet that is later dated, by notifying our corporate secretary in writing, or by voting in person at the annual meeting.

Who will count the votes?

     Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and act as the inspector of elections.

What shares are included on the proxy?

     The shares on your proxy represent ALL of your shares. If you do not return your proxy card(s) or vote over the Internet, your shares will not be voted.

What does it mean if I get more than one Notice?

     If your shares are registered differently and are in more than one account, you may receive more than one Notice. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017) or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

     As of the record date 151,759,217 shares of common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held. In addition, as of the record date, approximately 108,492.81 shares of our Series B Preferred Stock, which are convertible into 25,831,621 shares of our common stock, were issued and outstanding. Each holder of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which all of the outstanding shares of Series B Preferred Stock held by such holder on the record date are convertible immediately prior to the vote, or approximately 238 votes for each share of Series B Preferred Stock held.

What is a quorum?

     The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those matters for which your broker cannot vote result in broker non-votes.

What is required to approve the proposals?

     For the election of the directors (other than the Series B Directors and Series A Director), once a quorum has been established, the nominees for director shall be elected by a plurality of the votes cast at the meeting. Accordingly, the eight nominees for director who are to be elected by holders of the common stock and the holders of Series B Preferred Stock, voting as a single class, who receive the most votes of the common stock and the Series B Preferred Stock (on an as converted basis) will become directors of Move.

     For the ratification of the appointment of the independent auditors, once a quorum has been established, the measure shall be approved if a majority of the votes cast at the meeting vote FOR the ratification.

     If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will be treated as not entitled to vote with respect to the election of a director and will have no impact on the outcome of the vote with respect to this proposal. Broker non-votes will have no impact on the outcome of the vote with respect with to the proposal to ratify the appointment of the independent auditors.

What happens if I abstain?

     Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by these proxies will not be treated as affirmative votes. With respect to the election of directors, you may vote “FOR” one or more or all nominees or “WITHHOLD AUTHORITY” to vote for one or more or all nominees, with no separate provision to “abstain” in such vote. For proposals requiring the approval of holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the proposal, an abstention will have no impact on the outcome of the vote with respect to this proposal.

How will Move solicit proxies?

     We have retained Broadridge to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, the costs will be borne by us. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Our bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time; provided, however, that the number of directors shall not be increased above eleven directors nor decreased below seven directors without stockholder approval. Currently, the board has fixed the number of directors at eleven. Our board is currently divided into three classes as nearly equal in size as possible and historically had staggered three year terms. At our 2005 annual meeting of stockholders, the stockholders approved our Restated Certificate of Incorporation, which became effective when it was filed with the Secretary of State of the State of Delaware on June 23, 2005. This Restated Certificate of Incorporation effected amendments to our Certificate of Incorporation as then in effect resulting in the elimination of the classification of our board of directors in 2008. In particular, pursuant to our Restated Certificate of Incorporation, the terms of the directors that were elected at our annual meetings of stockholders in 2005, 2006 and 2007, all expire at this 2008 annual stockholders meeting. Accordingly, all directors will be elected at this and each annual meeting thereafter for a term of one year. The Restated Certificate of Incorporation also provides that, notwithstanding the above, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named on the Notice and the proxy card. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. Each of the nominees named on the Notice and proxy card has agreed to serve as director, if elected.

     The nominees nominated by the governance and nominating committee of our board of directors for election as directors by the holders of our common stock and the holders of the Series B Preferred Stock, voting as a single class, are Steven H. Berkowitz, Joe F. Hanauer, William E. Kelvie, Kenneth K. Klein, Geraldine B. Laybourne, W. Michael Long, V. Paul Unruh and Bruce G. Willison. As described elsewhere herein, Elevation has indicated its intent to re-elect Fred D. Anderson and Roger B. McNamee as the Series B Directors at the annual meeting, and the NAR has indicated its intent to elect Catherine B. Whatley as the Series A Director. Information about these nominees, our other directors and our executive officers is set forth below in the section entitled “Management — Directors and Executive Officers”.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED IN THE PROXY.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The audit committee of the board of directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2008. The audit committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and Canadian tax return preparation, advisory and related services to the Company during 2008. Although ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the bylaws of the Company, the audit committee believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s financial statements. If this selection is not ratified at the annual meeting of stockholders, the audit committee may reconsider its selection of independent auditors for the fiscal year ending December 31, 2008.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to respond to appropriate questions and make a statement if they desire to do so.

Fees Billed for Services Rendered by Independent Auditors

     Ernst & Young LLP served as the Company’s principal independent accountants to audit the Company’s financial statements for the fiscal years ended December 31, 2007 and December 31, 2006. The fees billed in the fiscal years ended December 31, 2007 and December 31, 2006 for Ernst & Young’s services to us were:

	Year ended	Year ended
	December 31, 2007	December 31, 2006
Audit Fees(1)	$1,383,000	$1,560,000
Audit-Related Fees(2)	4,000	—
Tax Fees(3)	200,000	114,000
All Other Fees(4)	—	—
Total Fees	$1,587,000	$1,674,000
____________________

(1)	“Audit Fees” are fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for 2007 and 2006, the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2007 and December 31, 2006, for the review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2007 and 2006, and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit Related Fees” are fees billed by Ernst & Young LLP for 2007 and 2006 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” These services primarily related to accounting and auditing consultation.

(3)	“Tax Fees” are fees billed by Ernst & Young LLP for 2007 and 2006 for professional services rendered for tax compliance, tax advice and tax planning for the Company, and includes preparation of Canadian tax return, review of Federal tax return, review of certain State tax returns, assistance with documentation of net operating loss carry forwards, and assistance with a Canadian research and development study.

(4)	No fees were billed by Ernst & Young LLP for professional services rendered during 2007 and 2006 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

     The audit committee’s policy is to approve in advance all audit and permitted non-audit services provided by the independent accountants. In 2007 and 2006, the audit committee approved in advance any services provided by the independent auditors and the related fees. Those services only involved accounting consultation and general corporate tax services. In addition, in December 2003, the audit committee authorized the committee’s audit committee financial expert to pre-approve on behalf of the audit committee permitted auditing and non-auditing services of $50,000 or less to be provided by Ernst & Young LLP or any other accounting services firms, with the audit committee financial expert to report each pre-approval of services to the full committee at its next scheduled meeting after such pre-approval.

     None of the audit and non-audit services described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2008. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding our nominees for election as directors, our incumbent directors, and our executive officers.

Name	Age	Position
Joe F. Hanauer	70	Chairman of the Board and Director
L. John Doerr	56	Director
Fred D. Anderson	63	Director
William E. Kelvie	60	Director
Kenneth K. Klein	64	Director
Geraldine B. Laybourne	59	Director
W. Michael Long	55	Chief Executive Officer and Director
Roger B. McNamee	51	Director
V. Paul Unruh	59	Director
Bruce G. Willison	59	Director
Thomas M. Stevens	58	Director
Lorna Borenstein	40	President
Lewis R. Belote, III	52	Chief Financial Officer
James S. Caulfield	44	Executive Vice President, General Counsel and Secretary
Allan D. Dalton*	59	President, Move new business venture
Errol G. Samuelson	42	Executive Vice President, Move, Inc.
		President, REALTOR.com® and Top Producer
Eric G. Thorkilsen**	57	President, Move Related Services Division
Steven H. Berkowitz	49	Director nominee
____________________

*	Mr. Dalton resigned as President of the new business venture effective February 29, 2008 and now serves the Company as a Senior Advisor. He is no longer an executive officer of the Company.

**	Mr. Thorkilsen tendered his resignation to the Company, effective as of April 30, 2008.

     Pursuant to the Certificate of Designation for the Series B Preferred Stock, the holders of Series B Preferred Stock, voting as a separate class, are entitled to elect the two Series B Directors. Thus by virtue of their ownership of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to designate and to elect two of our directors, and Elevation exercised that right in 2005, electing Messrs. Anderson and McNamee as directors. Messrs. Anderson and McNamee are both up for election as Series B Directors at this annual meeting. If, however, the aggregate number of shares of Series B Preferred Stock issued on the original issuance date, November 29, 2005, that are outstanding on the record date for determining the stockholders entitled to vote at the next annual meeting of stockholders falls below two-thirds but is at least one-third of the shares of Series B Preferred Stock issued on November 29, 2005 (100,000 shares were issued on that date), as adjusted for certain events, then the holders thereof will be entitled to elect only one Series B Director as a separate class. Subject to certain limitations, only holders of Series B Preferred Stock are entitled to remove or fill vacancies for Series B Directors.

     In addition, pursuant to the Stockholders Agreement between the Company and Elevation dated November 29, 2005 (the “Elevation Stockholders Agreement”), following the conversion of any of the 100,000 shares of Series B Preferred Stock originally purchased by Elevation on November 29, 2005 into shares of common stock (and without duplication of the board seats provided for in the provisions above) for so long as Elevation holds at least a number of converted shares equal to two-thirds of the purchased shares on an as converted basis, Elevation Partners, L.P. shall have the right to nominate two directors for election to the board of directors, and for so long as Elevation holds a number of converted shares equal to less than two-thirds but at least one-third of the purchased shares on an as converted basis, Elevation Partners, L.P. shall have the right to nominate one director for election to the board of directors. The Elevation Stockholders Agreement also provides that Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any of the Series B Directors.

     As disclosed in a Current Report on Form 8-K on March 17, 2008, the NAR notified us that it intends to elect Catherine B. Whatley as its director representative, effective as of our 2008 annual stockholders meeting. Ms. Whatley will replace Thomas M. Stevens, whose term is scheduled to expire at this annual stockholders meeting. By virtue of its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. In addition, if there is any vacancy in the office of the Series A Director, then a director to hold office for the unexpired term of the Series A Director may be elected by the vote or written consent of the holder of the Series A Preferred Stock.

     Catherine B. Whatley, 57, has been president and owner of Buck & Buck, Inc., REALTORS® since 1986. Ms. Whatley is vice chair of the board of directors of JEA, a municipally-owned utility authority, and serves on several REALTOR® association non-profit boards.

     Steven H. Berkowitz, 49, has served as Senior Vice President of the Online Services Group at Microsoft Corporation, a software and services company, since May 2006. Mr. Berkowitz is responsible for running the Online Business group, which includes MSN.com, MSNTV and MSN Internet Access programming, advertising sales, business development, and marketing for Live Platform, MSN and Windows Live. Prior to joining Microsoft in May 2006, Mr. Berkowitz served as chief executive officer of Ask Jeeves, an online search engine, from January 2004 until August 2005, when the business was sold to IAC/InterActiveCorp. After acquisition by IAC/InterActiveCorp., Ask Jeeves was renamed IAC Search and Media, and Mr. Berkowitz served as its chief executive officer until May 2006. Mr. Berkowitz was president of the Web Properties Division of Ask Jeeves from May 2001 until December 2003.

     Joe F. Hanauer has served as one of our directors since November 1996, as vice chairman of the board from November 2001 to January 2002, chairman of the board since January 2002, and lead independent director since December 2004; he was the NAR representative on the board through November 2000. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company and a former chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a trustee of each of Calamos Investment Trust, Calamos Advisors Trust and Calamos Convertible Opportunities and Income Fund, and a member of the NAR. Mr. Hanauer serves as our representative on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

     Fred D. Anderson has served as one of our directors (as one of two Elevation representatives) since December 2005. Mr. Anderson co-founded and has been a managing director of Elevation Partners, L.P., a private equity firm focused on the media and entertainment industries since July 2004. From March 1996 to June 2004, Mr. Anderson served as executive vice president and chief financial officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple, from August 1992 to March 1996, Mr. Anderson was corporate vice president and chief financial officer of Automatic Data Processing, Inc., an electronic transaction processing firm. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of eBay, Inc. and Palm, Inc.

     L. John Doerr has served as one of our directors since August 1998. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Prior to his tenure at Kleiner Perkins Caufield & Byers, Mr. Doerr was employed by Intel Corporation for five years. He serves on the board of directors of Amazon. com, Inc., and Google Inc.

     William E. Kelvie has served as one of our directors since August 1998. He has served as chief executive officer of Overture Corporation, an information technology company, since July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the executive vice president and chief information officer responsible for information technology systems at the Federal National Mortgage Association (Fannie Mae), the world’s largest non-bank financial services company, from 1992 to 2000.

     Kenneth K. Klein has served as one of our directors since August 1998. He is president and chief executive officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc., of which Mr. Klein has served as president and chief executive officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000. He serves on the board of directors of First Fidelity Bank, an Oklahoma based regional bank, and Habitat for Humanity International.

     Geraldine B. Laybourne has served as one of our directors since June 2006. In 1998, Ms. Laybourne founded Oxygen Media, LLC, an independent cable television network with programming tailored to the interests of women, and served as its chairman and chief executive officer since its inception until its sale in November 2007. Ms. Laybourne currently serves on several boards and advisory committees, including Insight Communications Company, Inc., Vassar College, The National Cable & Telecommunications Association, The National Council for Families and Television, and Cable Positive.

     W. Michael Long has served as our chief executive officer and as one of our directors since January 2002. From November 1999 to April 2001, Mr. Long served as chairman of the board and as a director of Healtheon/WebMD Corporation (“Healtheon/WebMD;” now known as HLTH Corporation), a provider of healthcare information services and technology solutions. From July 1997 to November 1999, Mr. Long served as chief executive officer of Healtheon Corporation.

     Roger B. McNamee has served as one of our directors (as one of two Elevation representatives) since December 2005. Mr. McNamee co-founded and has been a managing director of Elevation Partners, L.P., since July 2004. Prior to joining Elevation, Mr. McNamee, as a principal of investment firm Integral Capital Partners, was a co-founder of Silver Lake Partners, a private equity firm, where he is also an advisory director. In 1991, Mr. McNamee co-founded the investment firm Integral Capital Partners, where he is currently an advisory director of the general partner of Integral’s seventh investment fund and continues as a managing member of the general partner of its previous investment funds.

     Thomas M. Stevens has served as one of our directors since June 2007 (as the NAR representative). Mr. Stevens has also served as the NAR’s representative on the board of directors of RealSelect, Inc., a wholly owned subsidiary of the Company, since June 2007. Mr. Stevens served as senior vice president for NRT Incorporated/Realogy (“NRT”), a residential real estate brokerage, from 2005 until December 31, 2007. He served as senior vice president for the Mid-Atlantic region of NRT from 2002 until 2005 and as President of Coldwell Banker Residential Brokerage-Washington, from 2002 until 2005. Mr. Stevens served on the board of directors of the NAR from 1987 until 2007, and served on the Executive Committee of the NAR from 1996 until 2007. He served as the 2007 Immediate Past President of the NAR, as President in 2006, President-Elect in 2005 and First Vice President in 2004.

     V. Paul Unruh has served as one of our directors since May 2003. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as vice chairman of Bechtel Group, Inc. from January 2001 to December 2002 and president of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. Mr. Unruh is currently a director of Symantec Corporation, a software company, and Heidrick & Struggles International, Inc., a provider of senior-level executive search and leadership services.

     Bruce G. Willison has served as one of our directors since December 2002. Since January 2006, Mr. Willison has served as Professor of Management of the UCLA Anderson School of Management. From 1999 to December 2005, Mr. Willison served as Dean of the UCLA Anderson School of Management. This appointment followed a

26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Mr. Willison is a director of Health Net, Inc., an integrated managed care organization, and IndyMac Bancorp, Inc., the parent company of IndyMac Bank.

     Lorna Borenstein has served as our president since May 2007. From October 2004 until April 2007, Ms. Borenstein held a number of executive positions at Yahoo!, an internet company, including vice president, product for Yahoo!’s strategy on youth and education, global vice president and general manager of Yahoo! Personals and vice president, marketing of Yahoo! Search & Marketplace Group. From August 2000 to October 2004, Ms. Borenstein held a number of executive positions at internet company eBay, Inc, most recently serving as vice president and general manager of eBay, Inc. Ms. Borenstein has also practiced law at Peterson & Ross in Chicago, Illinois, and Osler, Hoskin & Harcourt, in Toronto, Ontario, and served as assistant counsel at Hewlett-Packard (HP) Canada Ltd.

     Lewis R. Belote, III has served as our chief financial officer since January 2002. From May 1998 to April 2001, Mr. Belote served as senior vice president, finance of Healtheon/WebMD (now known as HLTH Corporation). From June 1996 to May 1998, Mr. Belote served as senior vice president and chief financial officer for ActaMed Corporation. Prior to 1996, Mr. Belote served for twelve years with the accounting firm of Ernst & Young LLP.

     James S. Caulfield has served as our executive vice president, general counsel and secretary since October 2006. Mr. Caulfield has been a member of our legal department since February 2004 and has also served as our senior vice president, deputy general counsel and assistant secretary from March 2006 to October 2006. Prior to joining us, Mr. Caulfield was vice president and general counsel of Lincoln Financial Advisors Corporation, a financial planning firm, from March 2002 to February 2004.

     Allan D. Dalton accepted a new position, as of March 2008, to serve as a senior advisor to the Company. From February 2007 until February 29, 2008, Mr. Dalton served as president of our new business venture creating new products and services for sale to consumers and real estate professionals. From December 2006 to February 2007, he served as president of our Real Estate Services Division. From October 2002 to December 2006, Mr. Dalton was president and chief executive officer of REALTOR.com®, one of our consumer websites and the official Internet site of the NAR. From August 2002 to October 2002, Mr. Dalton served as executive vice president of Coldwell Banker New England Metro, the largest real estate services organization in New England. From January 1998 to August 2002, Mr. Dalton was senior vice president of NRT Incorporated.

     Errol G. Samuelson has served as one of our executive vice presidents and president of REALTOR.com® since February 2007. Mr. Samuelson was hired as senior vice president of operations of Top Producer in August 2003, and has served as president of Top Producer since October 2003. From January 2002 to August 2003, Mr. Samuelson was an independent consultant and co-founder/principal of the consulting firm Pranix, Inc. From January 2001 to December 2001, Mr. Samuelson served as our director of international marketing and vice president of product strategy.

     Eric Thorkilsen has served as president of our Move-Related Services division since December 2006, and has tendered his resignation effective as of April 30, 2008. Immediately prior to joining us, Mr. Thorkilsen was founder and managing partner at Lifestyle Media Partners, a media consulting firm. From January 2005 to March 2006, Mr. Thorkilsen served as senior vice president of business development and directed all multi-media brand development and extensions for the HGTV, the Food Network, DIY, Fine Living and Great American Country properties for the E.W. Scripps Company, a multimedia holding company. From 1973 to December 2004, Mr. Thorkilsen held several positions at Time Warner Inc., a media and entertainment company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Other than Mr. Long, due to his position as our chief executive officer, Mr. Stevens, due to his position with the NAR, and Messrs. Anderson and McNamee for reasons described below, the board of directors has determined that each member of the board meets the requirements for being “independent” as defined by applicable law, SEC rules and regulations, and NASDAQ listing standards, each as they may be interpreted and amended from time to time, as well as other legal requirements applicable to us. The Company believes that the board of directors will also determine during its independence review that Mr. Berkowitz meets the independence requirements prescribed in the preceding sentence. In 2005, the Company made $2,321,577 in payments to Elevation in connection with the purchase by Elevation of our Series B Preferred Stock. Because of their relationship with Elevation as described in “Security Ownership of Certain Beneficial Owners and Management” and the payments made by the Company to or on behalf of Elevation in connection with the sale of Series B Preferred Stock, Messrs. Anderson and McNamee are not considered to be independent at this time under NASDAQ listing standards and thus are not considered independent at this time by the board of directors.

     With regard to the independence determinations discussed above, the board considered Mr. Doerr’s status as a general partner of Kleiner Perkins, which owns 2.55% of the Company’s common stock, and his indirect joint ownership with Mr. Long, of real estate purchased for conservation purposes. The board also considered Mr. Unruh’s status as a director of Heidrick & Struggles International, which the Company engaged in connection with director search services in 2006 and 2007.

     The board of directors held a total of eleven meetings during the year ended December 31, 2007. During that period, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he or she has been a director) and the total number of meetings of all board committees on which that director served (during the periods that he or she served), except for Messrs. Doerr and Anderson. Last year we inadvertently reported that William Kelvie attended less than 75% of the total number of board and committee meetings. This was incorrect as Mr. Kelvie attended more than 75% of the total number of board and committee meetings for 2006.

     The board has the following standing committees: an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a management development and compensation committee, and a governance and nominating committee. Each of these committees has a written charter, and such charters, as well as our corporate governance guidelines, code of conduct and business ethics, and other governing documents, can be found on our website at http://investor.move.com.

Audit Committee

     The audit committee’s principal functions are to:

  independently and objectively monitor the periodic reporting of our financial condition and results of operations;

  monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent auditors and financial and senior management;

  review and evaluate the independence and performance of our independent auditors;

  approve related party transactions;

  retain and manage the relationship with our independent auditors; and

  facilitate communication among our independent auditors, management and the board of directors.

     Our audit committee consists of Messrs. Klein, Willison and Unruh. Each of the members of the audit committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ listing standards. The board has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The audit committee held nine meetings during 2007.

Management Development and Compensation Committee

     The management development and compensation committee’s principal functions are to:

  review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

  review and approve goals and objectives relevant to the chief executive officer’s compensation, evaluate his performance in light of those goals and objectives, and set his compensation level (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate) based on this evaluation;

  review and approve our overall compensation policies, including as they relate to the board, our chief executive officer and other executive and senior officers and employees;

  review and approve the compensation levels for executive officers (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate); and

  administer and make recommendations to the board with respect to our incentive-compensation plans and equity-based compensation plans.

     Our management development and compensation committee consists of Messrs. Hanauer and Willison. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code, and an independent director under applicable NASDAQ listing standards. The management development and compensation committee held ten meetings during 2007. The management development and compensation committee may delegate to the extent permitted by applicable law, SEC rules and Nasdaq listing standards, to one or more members of the committee or to an officer, the power to designate officers and employees of the Company and its subsidiaries who will receive awards, and the number and type of awards, under the Company’s incentive compensation plans and equity-based incentive plans. See “Compensation Discussion and Analysis” for further discussion of the committee’s processes and procedures.

Governance and Nominating Committee

     The governance and nominating committee’s principal functions are to:

  identify and make recommendations to the board of directors on individuals qualified to serve as our board members;

  review and re-evaluate our corporate governance guidelines at least twice per year;

  review and recommend the re-nomination of incumbent directors;

  review and recommend appointments to other committees;

  lead the board in its annual review of the board’s performance; and

  perform other tasks, such as studying the size, committee structure, or meeting frequency of the board.

     Our governance and nominating committee consists of Messrs. Hanauer and Kelvie, and Ms. Laybourne. Each of these directors is an independent director under applicable NASDAQ listing standards. The committee held five meetings during 2007.

     The governance and nominating committee will consider all stockholder recommendations for candidates for the board of directors, which should be sent by stockholders to the governance and nominating committee in the care of our secretary, in accordance with the applicable timeliness and information requirements of our bylaws, Delaware law, and the SEC rules. To facilitate consideration by the governance and nominating committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the governance and nominating committee considers potential candidates recommended by current directors, company officers, employees and others.

     Potential new directors are identified, screened, recommended, and nominated by the governance and nominating committee. The governance and nominating committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the board of directors is filled by the affirmative vote of a majority of the independent board members then in office.

     In addition to the mandatory retirement age of 75, the governance and nominating committee has adopted the following criteria for the evaluation of director nominees:

  the board of directors as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

  the board of directors seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to Move;

  that a preponderance of the board’s members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

  all board members must be able to meet the time commitment of active board responsibility, and no candidate will be nominated for director if the board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on the board;

  the board seeks members representing a diversity of skill sets in order to both enable the board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

  board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.

     The Company paid fees in 2007 to a professional search firm to assist in identifying individuals to serve as a reserve pool of potential director nominees. Mr. Berkowitz was recommended by the professional search firm Heidrick & Struggles International, Inc.

     The board provides a process for stockholders to send communications to the entire board or any of the directors individually. Stockholders may send written communications to the board, or to any of the individual directors, in the care of our secretary. All communications will be compiled by the secretary and are forwarded to the addressees or distributed at the next scheduled board meeting.

     The board of directors encourages its members to attend our annual meeting of stockholders. Messrs. Hanauer, Kelvie, Long, McNamee, Stevens, Unruh, Willison and Ms. Laybourne attended our 2007 annual meeting.

Director Compensation

     Non-employee directors (other than any director who is entitled to a seat on our board of directors on a contractual basis) receive an annual retainer of $25,000 in cash, which is paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chairman of the audit committee who receives $10,000 in cash. Each of the non-employee directors (other than any director who is entitled to a seat on our board of directors on a contractual basis) also receives $1,500 in cash per meeting for each board meeting attended in person (and $1,000 for each telephonic meeting) that requires a significant commitment of time. In addition, members of the committees of the board receive $2,000 for attending an audit committee meeting or $1,500 for each other committee meeting attended (and $1,500 for each telephonic audit committee meeting or $1,000 for each other telephonic committee meeting) that requires a significant commitment of time. Mr. Hanauer, in his capacity as chairman of the board, receives an additional annual retainer of $70,000 in cash, which is paid in quarterly installments.

     In June 2007, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 12,500 restricted shares of our common stock under our 1999 Stock Incentive Plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an additional 12,500 restricted shares. No stock options were included as part of the 2007 grants to directors. Each restricted stock award will vest three years after the grant date. All restricted stock will immediately vest if the director is not nominated for reelection, is nominated for re-election and is not elected, or must resign due to health reasons, or upon such director’s death. Upon a director’s resignation or termination for other reasons, including, but not limited to, business conflicts with us, all of the director’s unvested restricted stock will terminate immediately with the exception of restricted stock granted on June 14, 2007, which shall vest pro-rata upon such board member’s resignation or termination due to a business conflict with the Company. Our employee directors do not receive any compensation for their services as a director.

     The following table sets forth the cash and other compensation paid by the Company in 2007 to the members of the board of directors for all services in all capacities, other than to Mr. Long, whose compensation is disclosed in the Summary Compensation Table.

	Fees Earned or		Option
	Paid in Cash	Stock Awards	Awards	Total
Name	($) (1)	($) (2)	($) (2)	($)
Joe F. Hanauer	123,500	84,316	855	208,671
Fred D. Anderson	—	—	—	—
L. John Doerr	31,500	42,158	342	74,000
William E. Kelvie	39,500	42,158	342	82,000
Kenneth K. Klein	58,500	42,158	342	101,000
Geraldine B. Laybourne	38,500	44,413	—	82,913
Roger B. McNamee	—	—	—	—
V. Paul Unruh	49,500	42,158	4,721	96,379
Bruce G. Willison	64,000	42,158	342	106,500
Thomas M. Stevens	—	—	—	—
__________________

(1)	Consists of the following amounts (which are described in the narrative preceding the table):

		Committee
	Annual Retainer	Chair Retainer	Meeting Fees
Director	($)	($)	($)
Hanauer	95,000	5,000	23,500
Anderson	—	—	—
Doerr	25,000	—	6,500
Kelvie	25,000	—	14,500
Klein	25,000	10,000	23,500
Laybourne	25,000	—	13,500
McNamee	—	—	—
Unruh	25,000	—	24,500
Willison	25,000	5,000	34,000
Stevens	—	—	—

(2)	Reflects the dollar amount recognized by the Company as an expense in 2007 for financial statement reporting purposes relating to restricted stock awards and past option grants. The directors did not receive any option awards in 2007, but the Company recognized an expense in 2007 for prior year option grants. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The assumptions used in determining these amounts are set forth in Note 13 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

     The following table shows the restricted stock awarded to each director during 2007:

			Grant Date Fair
			Value of Restricted
		Number of Shares	Stock Award
Name	Grant Date	(#)	($)
Hanauer	06/14/2007	25,000	106,250
Anderson	—	—	—
Doerr	06/14/2007	12,500	52,625
Kelvie	06/14/2007	12,500	52,625
Klein	06/14/2007	12,500	52,625
Laybourne	06/14/2007	12,500	52,625
McNamee	—	—	—
Unruh	06/14/2007	12,500	52,625
Willison	06/14/2007	12,500	52,625
Stevens	—	—	—

     The aggregate numbers of stock options and shares of restricted stock held by each director as of December 31, 2007 are reflected in the following table.

Director	Stock Options	Restricted Stock
Hanauer	222,500	317,788
Anderson	—	—
Doerr	67,500	85,300
Kelvie	45,000	97,300
Klein	76,000	97,300
Laybourne	—	34,500
Long	—	—
McNamee	—	—
Unruh	40,000	110,300
Willison	40,000	110,300
Stevens	—	—

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information relating to beneficial ownership of our voting securities as of April 14, 2008, by each stockholder known by us to be the beneficial owner of 5% or more of any class of our voting securities,

  each of our directors,

  each of the executive officers listed in the summary compensation table, and all of our directors and executive officers as a group.

     Unless otherwise noted, the address for each stockholder listed is c/o Move, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

				Shares of Series A			Shares of Series B
	Shares of Common Stock			Preferred Stock (1)			Preferred Stock (2)
	Beneficially Owned			Beneficially Owned			Beneficially Owned
Name of Beneficial Owner	Number		Percent	Number		Percent	Number		Percent
Roger B. McNamee	26,198,536	(3)(4)	14.75%	—		—	108,492.81	(5)	100%
Elevation Partners, L.P.	25,831,621	(4)	14.55%	—		—	108,492.81	(5)	100%
2800 Sand Hill Road
Suite 160
Menlo Park, CA 94025
Fred D. Anderson	25,831,621	(4)	14.55%	—		—	108,492.81	(5)	100%
FMR LLC.	23,307,196	(6)	15.36%	—		—	—		—
82 Devonshire Street
Boston, MA 02109
AXA Financial, Inc.	25,487,784	(7)	16.79%	—		—	—		—
1290 Ave. of the Americas
New York, NY 10104
TCS Capital GP, LLC	15,220,201	(8)	10.03%	—		—	—		—
888 Seventh Avenue
Suite 1504
New York, NY 10019
The D3 Family Funds	15,408,028	(9)	10.15%	—		—	—		—
19605 NE 8th Street
Camas, WA 98607
W. Michael Long	8,256,432	(10)	5.17%	—		—	—		—
L. John Doerr	4,333,127	(11)	2.86%	—		—	—		—
National Association of REALTORS®	3,855,329		2.54%	1		100%	—		—
430 North Michigan Ave.
Chicago, IL 60611
Thomas Stevens	3,855,329	(12)	2.54%	1	(13)	100%	—		—
Lorna Borenstein	1,461,571	(14)	*	—		—	—		—
Lewis R. Belote, III	2,485,351	(15)	1.61%	—		—	—		—
Jack D. Dennison	3,939,105	(16)	2.53%	—		—	—		—
Allan D. Dalton	1,365,625	(17)	*	—		—	—		—
Errol Samuelson	432,500	(18)	*
Joe F. Hanauer	946,636	(19)	*	—		—	—		—
Kenneth K. Klein	181,100	(20)	*	—		—	—		—
Bruce G. Willison	150,300	(21)	*	—		—	—		—

				Shares of Series A		Shares of Series B
	Shares of Common Stock			Preferred Stock (1)		Preferred Stock (2)
	Beneficially Owned			Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number		Percent	Number	Percent	Number	Percent
V. Paul Unruh	150,300	(22)	*	—	—	—	—
William E. Kelvie	142,300	(23)	*	—	—	—	—
Geraldine B. Laybourne	34,500	(24)	*	—	—	—	—
Steven H. Berkowitz	—		—	—	—	—	—
All 16 directors and executive
officers as a group	49,420,169		25.86%	1	100%	108,492.81	100%
____________________

*	Represents beneficial ownership of less than 1%.

(1)	We have authorized the issuance of one share of Series A Preferred Stock, which is held by the National Association of REALTORS®. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders’ meetings or to vote on any matters with respect to any question upon which holders of our common stock or of any other series of our preferred stock have the right to vote, except as may be required by law (in which case, the Series A Preferred Stock would have one vote per share and would vote together with the common stock as a single class), the holder of Series A Preferred Stock is entitled to elect one member of our board of directors.

(2)	By virtue of their ownership of all of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to elect two of our directors. In addition, the Series B Preferred Stock votes as a single class with the common stock on any matter to come before the stockholders of the Company, with each share of Series B Preferred Stock being entitled to cast a number of votes equal to the number of shares of Common Stock into which it is then convertible. Pursuant to the Elevation Stockholders Agreement, Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any directors designated by them.

(3)	Includes 15,650 shares of common stock owned by the Roger and Ann McNamee Trust UTAD 3/27/96. Mr. McNamee and his wife are trustees of this trust. Also includes 351,265 shares of common stock held by two Integral Capital Partners investment funds of which Mr. McNamee is a manager of the general partner. Mr. McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(4)	Pursuant to Rule 13d-3 under the Exchange Act, Elevation Partners, L.P. (“Elevation Partners”) may be deemed to beneficially own 25,825,940 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Elevation Partners. Pursuant to Rule 13d-3 under the Exchange Act, Elevation Employee Side Fund, LLC (“Side Fund”) may be deemed to beneficially own 5,681 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Side Fund.

Each of Mr. Anderson and Mr. McNamee, our two Series B Directors, as well as each of Marc Bodnick, Paul Hewson, and Bret Pearlman (collectively, the “Managers”) is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Each of the Managers, including Messrs. Anderson and McNamee, is a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of, and sole power to vote and direct the voting of 25,825,940 shares of our common stock. Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 5,681 shares of our common stock. Each of the Managers has shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 25,831,621 shares of our common stock held by Elevation Partners and Side Fund.

(5)	Includes approximately 108,468.94 shares of Series B Preferred Stock held by Elevation Partners and approximately 23.87 shares of Series B Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(6)	The information shown is as of December 31, 2007, and is based upon information disclosed by FMR LLC (formerly FMR Corp.), Edward C. Johnson 3d, Fidelity Management & Research Company, and Fidelity Mid Cap Stock Fund in an amendment to a Schedule 13G/A filed with the SEC on February 14, 2008. Pursuant to Item 7 of Schedule 13G, Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 23,307,196 shares of our common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 15,500,000 shares of our common stock. Such persons reported that Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and other members of the filing group, have sole power to dispose or to direct the disposition of 23,307,196 shares of our common stock. Sole power to vote these shares resides in the respective boards of trustees of the funds that have invested in the shares.

(7)	The information shown is as of December 31, 2007 and is based upon information disclosed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. in an amendment to a Schedule 13G/A filed with the SEC on February 14, 2008. Such persons reported that AXA Financial, Inc. and other members of the filing group have sole power to dispose or to direct the disposition of 25,487,784 shares of our common stock and sole power to vote or direct the voting of 22,126,178 shares of our common stock. The address of the Mutuelles AXA is 26, rue Drougot, 75009 Paris, France and the address of AXA is 25, avenue Matignon, 75008 Paris, France.

(8)	The information shown is as of February 29, 2008 and is based upon information disclosed by TCS Capital Investments, L.P., TCS Capital GP, LLC and Eric Semler in an amendment to a Schedule 13G/A filed with the SEC on April 3, 2008. Such persons reported that Eric Semler has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 15,220,201 shares of our common stock and that TCS Capital GP, LLC has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 14,780,101 of these shares and that TCS Capital Investments, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 9,327,247 of these shares.

(9)	The information shown is as of April 14, 2008 and is based upon information disclosed by, D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., D3 Family Canadian Fund, L.P., DIII Offshore Fund, L.P., Nierenberg Investment Management Company, Inc., Nierenberg Investment Management Offshore, Inc., and David Nierenberg in an amendment to a Schedule 13D filed with the SEC on April 9, 2008 and subsequent Form 4 filings. Such persons reported that the D3 Family Fund, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 2,445,570 shares of our common stock; and that D3 Family Bulldog Fund, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 9,677,090 of these shares; and that D3 Family Canadian Fund, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 492,490 of these shares; and that DIII Offshore Fund, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 2,792,878 of these shares; and that Nierenberg Investment Management Company, Inc. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 15,408,028 shares of our common stock; and that Nierenberg Investment Management Offshore, Inc. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 2,792,878 shares of our common stock; and that David Nierenberg has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 15,408,028 shares of our common stock.

(10)	Includes 190,808 shares of restricted stock. Also includes 8,065,624 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(11)	Includes 85,300 shares of restricted stock, of which 40,000 shares will not be vested or transferable as of June 13, 2008. Also includes 67,500 shares issuable upon the exercise of options that are held by Mr. Doerr, which are vested and exercisable as of June 13, 2008. Also includes 3,657,895 shares held by Kleiner Perkins Caufield & Byers VIII, 210,967 shares held by KPCB VIII Founders Fund, and 1,615 shares held by KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr is a general partner of KPCB Associates VIII, which is the general partner of each of Kleiner Perkins Caufield & Byers VIII and KPCB VIII Founders Fund, and a general partner of KPCB Associates VII, which is the general partner of KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. Also includes 2,602 shares in the Brook H. Byers Trust dated 1986 of which Mr. Doerr is trustee, with respect to which Mr. Doerr disclaims beneficial ownership. The address of the Kleiner Perkins Caufield & Byers entities is 2750 Sand Hill Road, Menlo Park, California 94025.

(12)	Includes 3,855,329 shares of common stock held by the National Association of REALTORS®, of which Mr. Stevens currently serves as a director. Mr. Stevens disclaims beneficial ownership of all of these shares.

(13)	Includes one share of Series A Preferred Stock held by the National Association of REALTORS®, of which Mr. Stevens currently serves as a director. Mr. Stevens disclaims beneficial ownership of all of these shares.

(14)	Includes 1,312,499 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(15)	Includes 2,455,000 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(16)	Includes 3,908,333 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(17)	Includes 1,365,625 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(18)	Includes 432,500 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(19)	Includes 317,788 shares of restricted stock, of which 80,450 shares will not be vested or transferable as of June 13, 2008. Also includes 222,500 shares issuable upon the exercise of options that are held by Mr. Hanauer that are vested and exercisable as of June 13, 2008. Also includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(20)	Includes 97,300 shares of restricted stock, of which 40,000 shares will not be vested or transferable as of June 13, 2008. Also includes 76,000 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(21)	Includes 110,300 shares of restricted stock, of which 40,000 shares will not be vested or transferable as of June 13, 2008. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(22)	Includes 110,300 shares of restricted stock, of which 40,000 shares will not be vested or transferable as of June 13, 2008. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(23)	Includes 97,300 shares of restricted stock, of which 40,000 shares will not be vested or transferable as of June 13, 2008. Also includes 76,000 shares issuable upon the exercise of options that are vested and exercisable as of June 13, 2008.

(24)	Includes 34,500 shares of restricted stock, none of which will be vested or transferable as of June 13, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy Overview

     The Company’s Management Development and Compensation Committee (the “Committee”) of the board of directors acts on behalf of the board to discharge the board’s responsibilities relating to management development and compensation of the Company’s executive officers and directors. The Committee reviews and sets base salary levels, target bonuses, and other elements of compensation for the chief executive officer (“CEO”) and other named executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans for all employees, including the Homestore.com, Inc. 1999 Stock Incentive Plan and the Homestore.com, Inc. 2002 Stock Incentive Plan (collectively, the “Stock Incentive Plans”). In administering the Stock Incentive Plans and reviewing and setting the total compensation packages for Company executives, the Committee looks to several performance factors and objectives, which are described below. Generally, these same factors are used in determining the compensation for employees throughout the Company.

     The Committee’s philosophy and objective in compensating executive officers of the Company is to achieve Company success by attracting, motivating, rewarding and retaining key executives and employees. The Committee believes that it can achieve such success by relating compensation to Company and individual performance, and increases in stockholder value. Consistent with this philosophy, the Committee believes that to help the Company become a strong, profitable and attractive enterprise, a proper combination of cash and equity compensation provides the best incentive to attract talented executive management, encourage outstanding performance and align management and stockholder interests.

Compensation Objectives

     The objective of our compensation program is to relate compensation to corporate, business unit and individual performance, and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. In furtherance of this objective, our program is designed to “pay for performance,” align the interests of our executive officers with those of our stockholders and retain the services of executives upon whose special effort the successful operation of the Company is largely dependent. Compensation paid to our executive officers reflects the level of job responsibility, as well as individual and Company performance. As employees progress to higher levels in the Company, we believe that an increasing proportion of their pay should be linked to Company performance and stockholder returns since they are more able to affect the Company’s results. Because the named executive officers have the ability to make the most significant impact on stockholder value, a greater amount of their compensation is related to Company performance.

     Pay for Performance

     The Committee believes compensation should incentivize and reward performance. Accordingly, the Committee designs our compensation programs to provide increased compensation for outstanding individual and Company performance. Likewise, where individual and/or Company performance falls short of expectations, the programs provide lower compensation. However, the objectives of pay-for-performance and retention must be balanced such that in periods of temporary downturns in Company performance, the programs should ensure that successful high-achieving employees at all levels of the Company will remain motivated and committed to the Company.

     Key compensation elements that are tied to both the named executive’s performance and the Company’s performance include:

  a base salary that may be increased based on a review of the executive’s performance in his or her specific role with the Company;

  a cash bonus that is based on an assessment of the executive’s performance against pre-determined quantitative and qualitative measures, within the context of the Company’s overall performance;

  equity incentive compensation in the form of stock options, the value of which is determined by the performance of the Company’s common stock, and is subject to vesting and schedules that require continued employment with the Company; and

  equity compensation in the form of performance-based restricted stock units (“RSUs”) which will not vest unless the Company meets certain EBITDA (defined as earnings before interest, taxes, depreciation and amortization, and certain other non-cash and non-recurring items, principally impairment charges, restructuring charges, litigation settlement charges, and stock-based compensation charges) and revenue targets for the applicable fiscal year(s).

     Base salary and bonus are designed to reward annual achievements and reflect the named executive’s contribution to Company performance, level of responsibility, experience and effectiveness. Our other elements of compensation are designed to retain and motivate executives to achieve greater long term results.

     Alignment with Stockholder Interests

     The Committee seeks to align the interests of our named executives with those of our stockholders by evaluating executive performance on the basis of key financial measurements that it believes closely correlate with long-term stockholder value. The primary compensation element used to align the named executive’s interests with our stockholders is equity incentive compensation in the form of stock options and RSUs. In addition, the Company’s stock ownership and holding requirements further this objective.

     Retention of Key Employees

     Compensation should foster long-term employee commitment to the Company’s sustained success. While many Company employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results. Key elements of compensation tied to the retention of our named executive officers include:

  The extended vesting terms for equity incentive compensation, such as stock options; and

  RSU grants that only vest if the executive remains employed with the Company and the Company achieves certain financial performance targets for the applicable fiscal year.

     Additional Compensation Considerations

     Our compensation philosophy for all employees also applies to our named executive officers, and includes:

  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

  Compensation policies should be clear to employees. In order for compensation to be an effective motivator, employees should understand how their efforts and Company performance can affect their pay.

  Compensation and benefit programs should be fair and equitable. Although programs and individual pay levels will by their nature reflect differences in job responsibilities, the given market or geographic region, and related considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to effectively carry out his or her responsibilities.

The Committee’s Processes

     The Committee utilizes a number of processes to ensure the Company’s executive compensation program achieves its objectives. Among them are:

     Establishing and Assessing Company Performance

     The Committee reviews prior Company financial performance to assist in establishing the total compensation ranges at the outset of the year, as well as to determine cash incentive awards at the end of the year. The Committee annually makes the determination as to which financial measures to use from the following group: revenue and/or revenue growth, EBITDA, cash operating income and/or cash operating income growth, net income and/or growth, earnings per share, operating cash flow and return on income, return on equity, overall economic performance and growth in the industry. In 2007, the Committee used revenue and EBITDA to measure overall corporate financial results. The Committee chose EBITDA over the previously used cash operating income as a more appropriate measure to reflect overall Company financial goals and performance. However, the Committee retained the cash operating income measure for the business unit element as more appropriate to reflect financial achievement within certain business units.

     In reviewing the applicable financial measures each year, the Committee generally relies upon the pre-determined formula discussed below with respect to the basis for payments under the cash incentive bonus plans, but uses its discretion and may take into account other factors such as short-term changes in the business or economic environment, and individual officer contributions and performance. The formula allocates a certain percentage of the potential bonus to the Company performance elements, as well as a percentage to the individual performance element. The Committee establishes the weighting of the elements based upon the person’s position and ability to influence overall Company and/or business unit performance.

     In order to establish the specific Company and business unit financial targets on which the potential bonuses are based, the executives present the proposed complete Company financial plan to the Committee. The Committee reviews the proposed plan to confirm the adequacy of the financial targets and evaluate whether the plan presents an appropriate challenge, without unnecessary risk in light of the given economic and industry environment, and the Company’s relative strategic position. The Committee then provides its modifications to management before approving the final financial plan.

     Establishing and Assessing Individual Performance

     Individual performance has a strong impact on the compensation of all employees, including the executive officers. With respect to the CEO, the Committee meets with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and Company). At the end of the year, the Committee meets in executive session to conduct a performance review of the CEO, based on achievement of the agreed-upon objectives for the year, including his self-evaluation, and a summary of the evaluations made by the other members of the board of directors. The assessment of the CEO is therefore conducted by the entire board and communicated to the CEO.

     For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on its and the board’s interactions with the executive officers over the course of the year. As with the CEO, the performance evaluation of these executives is based on achievement of pre-determined Company and individual objectives based on a percentage formula allocating potential bonus amounts to Company, business unit and/or individual performance targets. At the beginning of the year, the CEO solicits the personal objectives from each of the named executive officers and then reviews these objectives to insure they are appropriate for the officer and the Company, providing modifications or additional objectives as he believes necessary prior to sending to the Committee to review. The Committee evaluates the proposed objectives, providing its own modifications and additions in order to confirm that each executive is setting suitable objectives. With respect to these individual objectives, the Committee focuses on establishing personal criteria that are specific, challenging but achievable, and further the development of the individual as an executive, as well as the Company’s business plan. At the end of the year, each executive provides a performance self evaluation measured against their specified objectives The CEO reviews each executive’s performance and may modify the executive’s own assessment as he believes appropriate for presentation to the Committee. The CEO provides his assessment of performance to the Committee along with the corresponding recommended bonus amount based on the pre-established potential percentage and whether or not such executive has met the delineated objectives. The Committee then provides its own performance evaluation of the named executives to determine their total compensation. The full board also receives the CEO’s assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the Chief Financial Officer (“CFO”), for which the audit committee chairperson is consulted since the CFO’s individual performance objectives consistently include support of the audit committee’s activities throughout the year.

     Benchmarking

     The Committee considers competitive market compensation paid by other companies within the Company’s peer group, but does not attempt to maintain a target percentile within a peer group or otherwise rely on that data to determine executive compensation. In 2006, the Committee reviewed our compensation practices against a peer group of companies in conjunction with the retention of a compensation consultant, Radford Surveys + Consulting (“Radford”). Radford selected the peer group consisting of twenty-one companies in related industries reflective of our business model and competitive talent market, with revenues of approximately $200 million to $1 billion. The following companies comprised the full peer group:

1-800-Flowers.com, Alloy, aQuantive, CheckFree, CNET Networks, FactSet Research Systems, CSI Commerce, InfoSpace, InfoUSA, Interactive Data, Martha Stewart Omnimedia, Monster Worldwide, NetBank, Netflix, priceline.com, PRIMEDIA, SAVVIS, United Online, ValueClick, ValueVision Media, and Zones.

     Radford then analyzed published surveys and internal data to review the overall executive compensation programs of these companies in comparison with the Company’s practices in order to make compensation recommendations to the Committee as discussed below.

     Role of Compensation Consultant

     Periodically, the Committee may utilize an outside compensation consultant to assist in reviewing and establishing compensation programs for the named executive officers. In 2006, the board requested that the Committee recommend a comprehensive equity incentive program for the Company’s senior management team. The Committee retained Radford to assist in preparing such a program. Radford made an assessment of the Company’s overall executive compensation structure including base salary, total cash awards, existing long-term incentives, the value of current executive equity holdings, and historical equity usage, including the total expense and impact to earnings per share. The Committee and Radford analyzed this assessment relative to the peer group, the parameters recommended by proxy consulting firms such as Institutional Shareholder Services, the current business needs, and long-term Company strategy. Based on this review and analysis, as discussed below under “Equity Incentives”, in 2006 the Committee recommended to the board maintaining existing base salaries and cash incentive levels, but granting a combination of time-vested stock options and performance-based restricted stock unit awards contingent on achieving certain Company financial targets in 2008. In 2007, the Committee continued to rely on the 2006 Radford assessment by adhering to the equity incentive plan established in 2006 and retaining existing base salaries for most continuing named executive officers but modifying others as discussed below under “Executive Compensation for 2007”.

     The Company’s executives did not participate in the selection of Radford and, except for the foregoing, the Company does not receive any other services from Radford. The Company has not used the services of any other compensation consultant in matters affecting named executive officer or director compensation. In the future, the Company or the Committee may engage or seek the advice of Radford or other compensation consultants.

     Role of Executive Officers in Compensation Determinations

     As noted above, the CEO and the Committee together assess the performance of the other named executives and determine their compensation, following an initial recommendation from the CEO. The full board also receives the CEO’s assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the CFO, for which the audit committee chair is consulted.

Elements Used to Achieve Compensation Objectives

     Described below are the elements of compensation the Committee uses to achieve the compensation objectives discussed above.

     Annual cash compensation

  Base Salary

     Base salary is the fixed element of the executive’s annual cash compensation. The value of base salary reflects the named executive’s level of responsibility, relative experience and breadth of knowledge, and internal pay equity. Base salaries are evaluated annually but are not automatically increased if the Committee believes that other elements of compensation, such as cash or equity incentives, are more appropriate in light of our stated compensation program objectives. This strategy is consistent with the Company’s primary intent of weighting compensation towards achieving performance objectives.

  Cash Incentive

     The Committee, with input from the CEO, annually establishes a bonus plan for each named executive officer. The bonus plan sets forth the executive’s individual and Company performance goals and bonus potential. Our named executive officers generally have the opportunity to earn a cash incentive bonus equal to 100% of their base salary by achieving the target level, and up to 200% of their base salary for exceptional performance in excess of target. As discussed under “Executive Compensation for 2007” below, the targets include a Company and/or business unit financial performance element in conjunction with an individual performance element. Because the executives have an increased ability to affect financial results, the Committee links a substantial proportion of their incentive compensation to the Company or business unit financial performance. The allocated percentage varies based on the executive’s position, and generally reflects the ability that an executive in their position would have to influence business unit or Company performance as applicable. For example, with respect to an executive whose essential function is to manage a certain business unit, the percentage of his financial performance element may be more heavily weighted towards the performance of that unit as opposed to the Company as a whole.

     With respect to the individual performance element, as discussed above, the executive is given an opportunity at the beginning of the year to prepare a list of his/her business objectives, and provide these to the CEO, who in turn discusses the objectives with the executive and presents these objectives, with any of his appropriate additional objectives or modifications, to the Committee. Individual performance goals will naturally vary between executives and from year to year, but generally focus on specific strategic and productivity goals, as well as internal and external relationship and leadership goals.

     Equity Awards

  Stock Options and RSUs

     The Company relies heavily on long-term equity based compensation to compensate and incentivize its executive officers. The Committee’s practice is to authorize stock option grants based on employee performance and value to the Company, and to use grants to attract and hire talented professionals in key positions in a highly competitive market. The Committee does not have a policy that creates automatic option grants each year, but instead reviews option awards annually for the executives and other key employees.

     The Committee typically grants stock options to executive officers in connection with significant increases in responsibilities, and periodically to achieve the Company’s retention objective. Grants are based on the executive’s level of responsibility, anticipated future contribution to Company and/or business unit results, past performance, peer group and comparable company data, and other relevant factors. The Committee considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such allocations.

     When determining the appropriate combination of stock options and RSUs, the Committee also considers the accounting cost of these grants, the number of outstanding shares available for grant, and the competitive market trends, with their potential benefits as a compensation tool. The Committee believes that combined grants of stock options and RSUs balance its objective of motivating the named executives to deliver long-term value to our stockholders, with rewarding the executive’s performance. Stock options only have value to the extent the price of the Company stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool and align management’s interests with stockholders. RSUs offer executives the opportunity to receive shares of Company stock on the date of vesting, but are contingent upon achieving certain Company financial performance targets established by the Committee. In this regard, RSUs serve to reward, motivate and retain executives, as the value of the Company’s stock will be enhanced if the performance targets are met.

  Grant Timing and Price

     The Committee made its equity incentive grants at its June 14, 2007 meeting. In March of 2007, the Committee adopted an option grant policy, which formalized its practice since 2002 of approving all option grants, which are generally non-qualified options, with the exception of specific grant powers delegated to the CEO. The Committee delegated to the CEO the authority to grant stock options of 25,000 or fewer shares to employees, provided that the CEO may not grant options to any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, without the prior approval of the Committee. Under the policy, option grants to executive officers and other key employees recommended by the CEO are generally considered annually in connection with the Committee’s year-end review of management performance and executive compensation, notwithstanding the timing of the Company’s annual earnings release or other disclosures. Therefore, we do not coordinate the timing of equity award grants with the release of material nonpublic information.

     Other Elements

  Employment Agreements and Severance Benefits

     The Company has entered into employment and/or executive retention and severance agreements with certain of its executive officers. The agreements allow the Company to retain and attract highly-qualified executives, ensure the continued employment and dedication of these executive officers during potential change-in-control transactions, and generally promote stability amongst its named executive officers which furthers the Company’s overall success. Change-in-control benefits align executive and stockholder interests by enabling the executives to consider change-in-control arrangements that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transaction would jeopardize their own employment. The potential severance and change-in-control benefits are more fully described below in “Potential Payments upon Termination or Change in Control”. The potential benefit levels established by the Committee are based upon the executive’s annual base and cash incentive salary and generally do not provide severance or any other benefits in excess of one year. In addition, the agreements provide for accelerated vesting of stock options upon certain triggering conditions. The Committee believes the terms and conditions triggering the severance benefits are competitive with similar positions in the Company’s peer group and that these benefits create an appropriate balance to ensure executive commitment to the Company’s business goals.

  Retirement and Welfare Benefits

     The named executive officers are offered the same retirement and welfare benefits as the rest of the Company’s full time employees. These benefits include medical and dental coverage, disability and life insurance and the Move, Inc. 401(k) Plan. The cost of these benefits is partially borne by the employee, including each named executive officer.

  Perquisites

     The Company currently does not provide significant perquisites or personal benefits to the executive officers.

Executive Compensation for 2007

     Utilizing the elements and processes described above, the following is a discussion of the Committee’s 2007 compensation decisions for each of the named executive officers.

     Base Salary

     In 2002, the Company entered into employment agreements with three of our named executive officers, providing base salaries of $500,000 for Mr. Long, $400,000 for Mr. Dennison and $350,000 for Mr. Belote. In June 2007, the Committee increased Mr. Belote’s annual base salary for the first time since his employment commenced, to $385,000. The 10% increase was based on annual base salaries in the Radford study, but also took into account Mr. Belote’s experience, tenure and service to the Company.

     In 2007, Mr. Long and the board of directors sought to attract a president to the Company in order to lead the Company into a new stage of growth and to capitalize on its position as the leader in online real estate. Based on her leadership, operational, and product and marketing experience in online media and internal pay equity, as previously disclosed in its May 2, 2007 Current Report on Form 8-K, the Company provided Ms. Borenstein with a compensation package that included an annual base salary of $450,000.

     In February 2007, Mr. Dalton, formerly President of the Company’s Real Estate Division, accepted a new position with the Company to lead a new business venture developing new products and services for sale to consumers and real estate professionals. To incentivize Mr. Dalton to aggressively develop the new business venture and to acknowledge that for a period of time he would also have to assist with ongoing REALTOR.com® activities, the Committee, upon the recommendation of Mr. Long, agreed to increase Mr. Dalton’s base salary to $350,000 from $325,000.

     Mr. Samuelson has been employed with the Company since August 2003, originally managing three software subsidiaries, including Top Producer. In February 2007, the Company promoted Mr. Samuelson to Executive Vice President and President of both REALTOR.com® and Top Producer. In conjunction with these increased responsibilities and in recognition of the outstanding services Mr. Samuelson has consistently provided the Company, his base salary was increased to $325,000, effective February 22, 2007. In determining the amount of his annual base pay the CEO and Committee looked to his immediate predecessor’s base pay, as well as whether this compensation was consistent with the position and the competitive market based on Mr. Samuelson’s experience and value to the Company.

     As stated above, in order to attract new talent such as Ms. Borenstein as well as retain outstanding performers such as Mr. Samuelson, the Company must provide an attractive base salary commensurate with the executive’s experience and competitive against other employers. The Committee believes that the 2007 annual base salaries for the new and promoted employees were appropriate.

     Annual Cash Incentive Bonuses

     As discussed under “Elements Used to Achieve Compensation Objectives”, the Committee, with input from both the CEO and the executive, establishes target bonus amounts, expressed as a percentage of base salary, at the beginning of each year. Bonus payouts for the year are determined by the Company’s financial results and individual performance results for the year relative to the predetermined performance measures. The bonuses paid for 2007 appear in the Summary Compensation Table under the “Nonequity Incentive Plan Compensation” column.

     The 2007 target bonus opportunity for each of the named executive officers, with the exception of Mr. Dalton, was 100% of their respective base salaries. Actual bonus amounts could range from 0% for performance below a threshold level to 200% for exceptional performance. For Messrs. Long, Dennison and Belote and Ms. Borenstein, because they serve the Company as a whole, the amount of their bonus potential at target was based 60% on the achievement of Company financial performance goals and 40% on their individual performance metrics. Mr. Samuelson primary responsibilities are to his business units, and therefore his bonus potential at target was based 30% on achieving the Company’s financial performance goals, 50% on his business unit performance goals and 20% on his individual performance metrics. The weighting of Mr. Samuelson’s bonus is consistent with that of division presidents throughout the Company and is the same as his predecessor’s bonus allocation.

     As discussed herein, the Committee uses the performance allocation formulas for determining the portion of annual cash incentives attributable to Company financial and individual performance, but retains the discretion to modify the percentage allocations, except that an executive cannot earn more than the maximum percentage amount. The Committee incorporates flexibility into the annual cash bonus opportunity to better reflect the evolving nature of our business, and therefore may adjust upward or downward the bonus portions related to the Company and individual objectives.

     While these Company and individual performance targets were set at what the Committee believed were achievable levels, the maximum bonus of 200% would have required extraordinary performance for both the individual and Company measures which were unlikely, and for 2007 were not achieved by any named executive officer. Generally, the Committee sets the target and maximum performance requirements such that the relative ability to achieve these targets is consistent from year to year.

     Corporate Financial Performance Element

     The corporate financial performance element was based on a financial matrix consisting of EBITDA and revenue components. For this element to be payable the Company needed to exceed both the threshold performance level of at least $30 million of EBITDA and $310 million of revenue. For performance at target level, the EBITDA and revenue goals were $35 million and $320 million respectively.

     Business Unit Financial Performance Objective

     The business unit financial performance element was based on a similar financial matrix consisting of cash operating income and revenue components. For 2007, this element applied only to Mr. Samuelson and therefore the applicable business units were REALTOR.com® and Top Producer.

     As in 2006, the Committee set the 2007 financial target levels for the Company and Business Unit financial components aggressively but achievable, recognizing the significant product and strategy changes that occurred in 2006 and continued into 2007, most notable of which was the launch of the Move.com™ real estate search engine which encompassed a new business model for its rental and new homes divisions, and a completely new brand for the Company. In addition, with the hiring of a new president in May 2007, the Company re-evaluated all of its businesses and overall strategy to refocus its core strengths and capitalize on the ability to present the best online real estate search experience for consumers. While this evaluation and refocus has provided measurable success it has taken time to implement and ramp up these beneficial changes to achieve success, particularly in light of the deteriorating residential real estate market.

     Results of 2007 Performance Against Financial Performance Elements. In 2007, the Company achieved its threshold EBITDA requirements but did not achieve its targeted financial performance for Revenue, and therefore the collective Company financial targets were not achieved. However, the Top Producer and REALTOR.com® business units achieved their financial objectives. As a result, our named executive officers did not receive any amount for the corporate financial performance element, but because Mr. Samuelson met the business unit financial performance objectives he received the full target amount for the business unit performance element. Although the Committee retains discretion to pay cash incentive awards even if the corporate financial targets are not met, the Committee did not find any extenuating circumstances in 2007. Please see the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation table for actual cash incentive amounts earned by our executive officers in 2007.

     Individual Performance Objectives

     As discussed above, the Committee establishes individual performance objectives for each named executive officer based upon his or her individual responsibilities, and confidential Company or business unit plans and targets, including those regarding specific business unit financial targets, significant new and existing customer and partner relationships, and strategic business goals. The 2007 individual performance objectives also included the following:

     Mr. Long – Effectively manage important strategic relationships to further Company’s objectives, support introduction of new president to the Company, including providing assistance in learning all aspects of Company’s operations and strategy and integrating with Company managers and employees, leveraging Web 2.0 capabilities across Move network of websites.

     Ms. Borenstein – Create a three-year strategic plan, institute a quarterly business review process and accountability, foster culture of collaboration, create annual management by objective (MBO) process, recruit new executive and managerial talent, establish a northern California office, improve product release process, increase website speed and SEO, form strong and trusted relationship with board of directors.

     Mr. Dennison – Effectively manage important strategic relationships to further Company’s objectives, support introduction of new president to the Company, including providing assistance in learning all aspects of Company’s operations and strategy and integrating with Company managers and employees, leveraging Web 2.0 capabilities across Move network of websites.

     Mr. Belote – Maintain Sarbanes-Oxley compliance throughout fiscal year measured by clean opinion from outside accountants, support all audit committee activities, manage Company’s risk management program, such that the Company’s cost and quality of coverage is superior to other similarly situated companies, ensure accounting policies are in line with GAAP and outside auditors issue a clean audit opinion, manage engagement and costs of the outside auditor relationship, effectively manage excess cash to ensure the maximum return with minimum risk.

     Mr. Dalton – Achieving strategic business objectives in connection with new business venture, coaching the REALTOR.com® sales force, closing large REALTOR.com® broker transactions (Company Showcase).

     Mr. Samuelson – Manage organizational transition of REALTOR.com® sales, customer support and industry relations groups, manage relationship with the NAR and other key real estate industry leaders to further REALTOR. com® goals, improve inside sales productivity, complete launch of Top Producer 8i, improve coordination between REALTOR.com®, Top Producer and Enterprise organizations.

     Results of 2007 Performance against Individual Performance Objectives. The Committee evaluated the foregoing individual objectives with respect to each named executive and allocated the following bonuses based on achievement of these objectives. Mr. Long received 80% of the 40% individual objective, resulting in a total cash incentive bonus of $160,000. Mr. Belote received 50% of his 40% individual objective, resulting in a total cash incentive bonus of $70,000. The Committee believed that both Ms. Borenstein and Mr. Samuelson far exceeded their individual performance targets entitling each to 200% of the target amount (20% for Mr. Samuelson and 40% for Ms. Borenstein). Based on achieving their targets, Ms. Borenstein’s cash incentive bonus totaled $225,000 (as pro-rated for her 7 and ½ months of service), and Mr. Samuelson’s cash incentive bonus totaled $300,000.

     In conjunction with his position change in February 2007, the Committee provided Mr. Dalton a guaranteed bonus of $400,000, paid in four quarterly installments of $100,000. The quarterly bonus amount was agreed upon as the appropriate incentive to insure Mr. Dalton’s continued support of REALTOR.com®, and in recognition of the value he previously brought to the brand, while simultaneously endeavoring to develop new products under the new business venture. With respect to the new venture, Mr. Dalton’s potential cash incentive bonus for 2007 was based on achieving certain business milestones, sales and profit goals. Mr. Dalton received a cash incentive bonus of $150,000, in recognition of achieving certain milestones in connection with developing the potential new business venture. His cash incentive bonus was incorporated as part of as his Executive Retention and Severance Agreement as discussed below in the section entitled “Severance Payments”.

     Mr. Dennison resigned on September 30, 2007 and therefore did not receive any cash incentive bonus for 2007. Mr. Dennison received a severance payment upon termination as discussed in “Severance Payments” below.

     Equity Incentives

     As discussed herein, the Committee retained Radford in 2006 to analyze, among other matters, the existing equity grants of the Company’s senior management team, equity incentive programs of comparable companies, and the parameters recommended by proxy consulting firms. Based on this review, the Committee recommended to the board granting time-vested stock options and performance-based RSU awards. In 2007, the Committee continued to use these two forms of equity incentives to foster the long-term perspective necessary for continued success in our business. Equity incentive compensation grants in 2007 were also based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success.

     2007 Stock Option and RSU Grants

     With the exception of Mr. Samuelson, our named executives received the majority of their stock options grants when they joined the Company. In 2006, when the Committee retained Radford, the majority of our executives held fully vested stock awards. In order to better balance the executives’ unvested and vested options, and to better insure retention and motivate executives to create sustained shareholder value, the Committee, with the assistance and advice of Radford, granted additional stock options and RSUs. Consistent with our historical practice, the stock options vest quarterly over a four-year time period, but RSU vesting was contingent upon achievement of Company financial performance targets during the 2008 fiscal year. The Committee adopted this approach to meet the challenges and opportunities of the Company over the long-term, to motivate executives by requiring stretch performance to achieve above-market equity compensation, and to better align executives’ interests with long-term stockholder value creation. The amounts granted to each executive were based on the overall compensation analysis conducted by Radford, including equity incentive grants for similarly situated executives in the peer group, expected market trends, and the existing equity percentages of our named executives at the time. While the Committee took into account the benchmark analysis conducted by Radford in adopting these grants, it did not seek to target any specific percentile. Rather, consistent with its pay-for-performance philosophy, the Committee’s intent was to adopt equity incentives to attract, retain and motivate executives in order to achieve outstanding and sustained Company performance for stockholders.

     In 2006, the Committee set the 2008 financial performance goals necessary for the RSU grants to vest at high but achievable levels based on the Company’s internal confidential business plan at the time. Given that vesting of the 2006 grants required a three-year projection of financial performance in a highly competitive and rapidly changing market, in 2007, the Committee restructured the RSU grants and targets to better reflect the Company’s changing strategy for 2008-2009, while adhering to the original goals of increased and sustained performance. Accordingly, the Committee with management’s agreement modified the original award by reducing the number of RSUs with a potential to vest in 2008 by 50% for each executive and lowering the target financial performance for 2008 based upon current market conditions and the Company’s expected performance within the market. The Committee also established financial performance targets for 2009, which provided the potential for executives to earn the remaining 50% of the RSUs previously granted after the 2009 fiscal year end. The maximum amount an executive can receive is 100% vesting of the award for each applicable performance period. Vesting of the RSU awards are based on achieving threshold, target or maximum levels for the financial measurements. For example, the named executives will receive only half of the RSUs awarded for the 2008 performance period, if the Company at the end of 2008 satisfied only 91% of the revenue threshold goal and 67% of the EBITDA threshold goal. The parameters are similar for vesting of the RSUs for the 2009 performance period.

     Given the unexpected declines in the real estate market in 2007, as well as internal company changes discussed herein, the Committee no longer believes that the financial performance goals are achievable for the 2008 performance period. However, the Committee has not modified the financial performance goals for the 2008 performance period. In the event the financial performance goals are not achieved for 2008, then the RSU grants will not vest and shall be forfeited to the Company without consideration or any action by the executive.

     After consideration of the current market environment for real estate businesses, and given the changes to the Company’s strategies, the Committee, with management’s agreement, has modified the 2009 financial goals to create a challenging yet achievable incentive. The reduced goals will still require a high level of financial performance to earn any payout of RSUs.

     The amount of potential payouts, assuming all measurements are met at either threshold, target or maximum levels over the three-year period, are indicated in the “Grants of Plan-Based Awards Table” below.

     Severance Payments

     As disclosed on our Current Report on Form 8-K, the Company entered into a letter agreement with Mr. Dennison on June 26, 2007 (the “Letter Agreement”), acknowledging that the creation of the position of president and Mr. Dennison’s reporting to such new position constituted “Good Reason” as set forth in his employment agreement with the Company dated as of March 6, 2002 (“Employment Agreement”). Pursuant to the Letter Agreement, Mr. Dennison resigned from the Company effective September 30, 2007, and received severance payments totaling

$1,200,000 through September 30, 2008. The severance amount represented one year of his annual base salary and 100% of his annual bonus potential as prescribed by his Employment Agreement along with an additional bonus amount based on his tenure and service to the Company and the transition services provided to Ms. Borenstein prior to his departure. In addition, pursuant to the Letter Agreement, all of Mr. Dennison’s previously granted but unvested stock options became vested upon termination. Based on the achievement of certain individual performance criteria prior to September 30, 2007, delivered to him in connection with the Letter Agreement, the stock options granted to him dated May 11, 2004, March 17, 2005 and June 22, 2006, remain exercisable for an additional three years following his termination. The value of Mr. Dennison’s accelerated awards as measured on September 30, 2007, was $694,055.

     Effective as of February 29, 2008, Mr. Dalton resigned as president of the new business venture, as reflected in our March 4, 2008 Current Report on Form 8-K. Pursuant to his resignation Mr. Dalton entered into a letter agreement with the Company, which provided a cash severance amount of $675,000, representing one year of his annual base salary and 50% of his annual bonus potential as prescribed by his 2002 Executive Retention and Severance Agreement and his $150,000 bonus for 2007. Mr. Dalton also executed a mutual release of claims which included the vesting of all of his outstanding unvested stock options as of February 29, 2008. Mr. Dalton remains as a senior advisor to the Company, but is no longer an executive officer. As senior advisor, and pursuant to Mr. Dalton’s letter agreement, he will receive a base monthly salary of $3,000, along with additional compensation for performing special project services. The scope of such services shall be mutually agreed upon by the parties in advance and in writing. Mr. Dalton’s compensation for the special project services is guaranteed at a minimum of $12,000 per month in accordance with Exhibit A to the letter agreement. The letter agreement provides for a twelve month term but can be extended upon mutual agreement of the parties.

     Benefits Package

     In 2007, the executive officers received the same retirement and welfare benefits as the rest of the Company’s full time employees, including medical and dental coverage, disability and life insurance and participation in the Move, Inc. 401(k) Plan.

     Share Ownership Guidelines

     We require our named executive officers to own specified amounts of the Company’s common stock. The number of shares of the Company’s common stock that must be held is set at a multiple of the executive’s base salary. The ownership requirement is based upon the executive’s position within the Company; for the CEO, the multiple is 5, and for the other named executive officers, the multiple is 3. The options and restricted stock held by each executive are considered in determining whether the executive maintains the appropriate stock holdings. With respect to option exercises for grants awarded after January 15, 2005 as well as restricted shares issued after January 15, 2005, 25% of the “profit shares” (i.e., those shares held after the payment of any applicable exercise price and taxes related to the vesting and/or exercise of the award) must be retained throughout the term of employment. In addition, 75% of the profit shares are required to be retained until persons hold sufficient shares to comply with the ownership targets. The covered executives have three years to comply with these requirements.

     With respect to restricted stock and option exercises for grants issued prior to the above dates, each executive is required to retain such amounts commensurate with their personal financial circumstances until such executive has sufficient retention to comply with ownership targets.

     Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows the deduction for certain compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. In order to maintain flexibility, the Committee reserves the discretion to determine whether to seek to comply with the requirements of 162(m) based on the goals and objectives established by the Committee. The Company believes that stock options granted and bonuses awarded in 2007 satisfy the requirements for “performance-based compensation,” but all other compensation of executives in 2007 was subject to the Section 162(m) limits on deductibility.

EXECUTIVE COMPENSATION

     The following compensation tables should be read in conjunction with the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Summary Compensation Table

     The following table sets forth all compensation paid for services in 2007 and 2006 to all persons who served as our chief executive officer and chief financial officer during those years, as well as our other three most highly compensated executive officers during 2007. We collectively refer to these persons as the “named executive officers.”

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($) (2)	($) (3)	($)
W. Michael Long	2007	500,000	—	(1,488,384)	2,423,795	160,000	—	1,595,411
Chief Executive	2006	500,000	—	1,488,384	2,119,103	275,000	—	4,382,467
Officer
Lewis R. Belote, III	2007	367,500	—	(401,858)	786,724	70,000	6,750	829,116
Chief Financial	2006	350,000	—	401,858	532,569	192,500	6,600	1,483,527
Officer
Lorna Borenstein(4)	2007	249,491	—	795,888	2,939,556	225,000	—	4,209,935
President
Allan D. Dalton(5)	2007	345,192	400,000 (8)	(600,307)	742,304	150,000	6,750	1,043,939
President, new	2006	325,000	—	600,307	645,667	162,500	3,000	1,736,474
business venture
Errol Samuelson(6)	2007	320,274	—	(90,135)	464,401	300,000	12,390	1,006,930
President,
REALTOR.com
and Top Producer
Systems
Jack Dennison(7)	2007	300,000	—	(669,764)	1,328,749	—	1,206,750	2,165,733
Former Chief	2006	400,000	—	669,764	779,286	220,000	6,500	2,075,550
Operating Officer
____________________

(1)

Reflects the dollar amount recognized by the Company as an expense in 2007 for financial statement reporting purposes relating to stock and option awards. The fair values of these awards and the amounts expensed in 2006 and 2007 were determined in accordance with FAS 123R. The assumptions used in determining these amounts are set forth in Note 13, “Stock Plans” to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. In the second quarter of 2007, the Company modified the terms for granting its restricted stock unit awards, which created a new measurement date. The modification was entered into because the 2006 grants required a three-year projection of financial performance in a highly competitive and rapidly changing market and the Management Development and Compensation Committee of the Board of Directors wanted to better reflect the current strategy of the Company while adhering to the original goals of increased and sustained performance. As a result, management should have assessed the likelihood of achieving the original targets and awarding the restricted stock as improbable. As such, SFAS 123R required that any previously recognized expense related to the restricted stock units be reversed and that the Company remeasure the fair value of the grants and defer any future compensation expense until it was probable that the awards would ultimately vest. The values have been revised to reverse all previously recognized compensation expense related to the restricted stock units.

(2)

Reflects annual cash incentive awards earned based on performance. For information regarding our 2007 annual cash incentive program, see the “Executive Compensation for 2007” discussion in the Compensation Discussion and Analysis section of this proxy statement.

(3)

Amounts included in this column represent Company matching contributions to the 401(k) plan, which are fully vested for each executive, except for Mr. Samuelson, whose benefits also include company paid travel for his spouse and other company paid benefits, and Mr. Dennison, whose amount also includes severance payments totaling $1,200,000, payable in equal installments over twelve months.

(4)	Ms. Borenstein joined the Company on May 29, 2007.

(5)	Mr. Dalton resigned as president of the new business venture, effective February 29, 2008.

(6)	Mr. Samuelson became a named executive officer as of this year, as such his 2006 compensation is not included.

(7)	Mr. Dennison resigned effective September 30, 2007.

(8)

Reflects Mr. Dalton’s guaranteed bonus for 2007. For information regarding Mr. Dalton’s bonus, see the “Executive Compensation for 2007” discussion in the Compensation Discussion and Analysis section of this proxy statement.

Grants of Plan-Based Awards

     The following table provides information about equity and non-equity awards granted to the named executives in 2007.

Grants of Plan-Based Awards for Fiscal Year 2007

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Price of	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Option	of Stock
		Plan Awards (1)			Awards (2)			Stock or	Underlying	Awards	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (4)	(#) (3)	(5)	($) (6)
Long		—	500,000	1,000,000
	06/14/07								625,000	4.21	1,759,188
Belote		—	385,000	770,000
	06/14/07								600,000	4.21	1,688,820
	06/14/07				100,000	150,000	200,000				842,000
Borenstein		—	450,000	900,000
	05/29/07				500,000	750,000	1,000,000				4,310,000
	05/29/07								3,000,000	4.31	8,598,300
	05/29/07							232,018			1,000,000
Dalton		—	350,000	700,000
	06/14/07								283,333	4.21	797,497
Samuelson		—	325,000	650,000
	02/22/07				200,000	300,000	400,000				2,404,000
	06/14/07								600,000	4.21	1,688,820
Dennison		—	400,000	800,000
____________________

(1)

Pursuant to our annual cash incentive program, each named executive officer’s target bonus was 100% of his or her annual base salary, with the ability to earn up to a maximum of 200% of their base salary for exceptional performance. Pursuant to the program there is no threshold amount, but executive officers are able to earn a portion of the target amount. For information regarding our annual cash incentive program, see the

“Executive Compensation for 2007” discussion in the Compensation Discussion and Analysis section of this proxy statement. The actual amount earned by each named executive officer in 2007 is reported under the Non- Equity Incentive Plan Compensation column in the Summary Compensation table.

(2)

Represents threshold, target and maximum payout levels of performance-vesting RSUs granted in 2007. The RSUs will vest in 2009 and 2010 if the company achieves certain EBITDA and revenue goals during the 2008 and 2009 fiscal years. For more information regarding the restricted stock units, see the “Executive Compensation for 2007-Equity Incentives” discussion in the Compensation Discussion and Analysis section of this proxy statement.

(3)

Award of time-vesting stock options granted in 2007 under the Stock Incentive Plans. The stock options vest ratably on a quarterly basis over four years following the date of grant. The stock options were approved by our Management Development and Compensation Committee on the date of grant.

(4)

Award of restricted stock pursuant to Ms. Borenstein’s April 26, 2007, employment offer letter (“Offer Letter”) as disclosed on our Current Report on Form 8-K filed May 2, 2007. Pursuant to the terms of the Offer Letter Ms. Borenstein was granted such number of restricted shares of the Company’s common stock equal to $1,000,000 divided by the closing price of the Company’s common stock on her start date. The shares vested 50% on her start date with the remaining 50% to vest on the first anniversary of the start date subject to continued employment on the anniversary. 82,496 shares of this restricted stock award were withheld to satisfy tax withholding obligations upon vesting.

(5)	The exercise price is equal to the closing market price of our common stock on the date of grant.

(6)	The grant date fair value of the awards is determined pursuant to FAS 123R.

Modifications to Outstanding Restricted Stock Units

     In 2007, the Committee restructured the RSUs granted in 2006 to better reflect the Company’s changing strategy for 2008-2009 performance period. For more information regarding the modification of outstanding restricted stock units, see the “Executive Compensation for 2007-Equity Incentives” discussion in the Compensation Discussion and Analysis section of this proxy statement, and footnote (1) to the Summary Compensation table.

Employment-Related Agreements

     Mr. Long. We entered into an employment agreement with Mr. Long dated as of March 6, 2002 that provides for his employment as our chief executive officer. Mr. Long’s employment agreement provides for annual base salary of $500,000 and eligibility to participate in the health insurance, 401(k), employee stock purchase plan and other benefits offered to senior executives of the Company. We will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane indirectly owned by him. We also will reimburse him for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed.

     Mr. Belote. We entered into an employment agreement with Mr. Belote dated as of March 6, 2002 that provides for his employment as our chief financial officer. Mr. Belote’s employment agreement provided for an annual base salary of $350,000, which was increased to $385,000 in 2007, and eligibility to participate in the health insurance, 401(k), employee stock purchase plan and other benefits offered to senior executives of the Company. We will reimburse Mr. Belote for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed.

     Ms. Borenstein. On April 26, 2007, we executed a letter agreement and executive retention and severance agreement with Ms. Borenstein providing for the terms of her appointment and compensation as president of the Company. The letter agreement provides for an annual base salary of $450,000 and eligibility to participate in the executive bonus plan. Pursuant to the letter agreement, we reimbursed Ms. Borenstein for attorneys’ fees associated with the negotiation of her employment arrangement with the Company and for costs of preparing and processing any required immigration paperwork for her and her family, including reasonable attorneys’ fees for immigration counsel. We will reimburse Ms. Borenstein for actual and reasonable business expenses.

     Mr. Dalton. On September 30, 2002, we entered into an executive retention and severance agreement with Mr. Dalton pursuant to which he agreed to serve as President and CEO of REALTOR.com®. Additionally, we entered into a compensation arrangement with Mr. Dalton that provided for annual base salary of $325,000 and an annual bonus. We reimburse Mr. Dalton for actual and reasonable business expenses. We entered into a new employment agreement with Mr. Dalton on February 22, 2007, which reflected his position as president of a new business venture, and provided for an annual incentive bonus structure that is different from those of our other executives in order to incentivize Mr. Dalton to achieve date-certain milestones and sales goals in connection with launching and monetizing the new venture. For information regarding Mr. Dalton’s arrangement for 2007, see the “Executive Compensation for 2007” discussion in the Compensation Discussion and Analysis of this proxy statement. For information regarding Mr. Dalton’s resignation as president of the new business venture and employment as a senior advisor to the company please see “Severance Agreements”.

     Mr. Dennison. We entered into an employment agreement with Mr. Dennison dated as of March 6, 2002 that provided for his employment as our chief operating officer at an annual base salary of $400,000. We reimbursed Mr. Dennison for actual and reasonable business expenses. If the foregoing reimbursements were subject to federal or state income taxes, we agreed to pay an amount necessary to place Mr. Dennison in the same after-tax position as he would have been in had no such taxes been imposed. For information regarding Mr. Dennison’s termination of employment please see “Severance Agreements”.

     Each of the above agreements can be terminated by either party at any time. The agreements provide for certain payments and benefits in the event of a termination of employment which are discussed below under “Potential Payments Upon Termination or Change in Control. We do not have an employment agreement with Mr. Samuelson, however we do have a letter agreement dated July 2, 2003 that provides for certain payments and benefits in the event of his termination of employment.

Outstanding Equity Awards at 2007 Fiscal Year-End

     The following table provides information on the current holdings of stock option and stock awards by the named executives.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards						Stock Awards
												Equity
												Incentive
												Plan Awards:
										Equity Incentive		Market or
										Plan Awards:		Payout Value
	Number of		Number of							Number of		of Unearned
	Securities		Securities						Market Value	Unearned		Shares, Units
	Underlying		Underlying				Number of		of Shares or	Shares, Units		or Other
	Unexercised		Unexercised		Option		Shares or Units		Units of Stock	or Other Rights		Rights That
	Options		Options		Exercise	Option	of Stock That		That Have Not	That Have Not		Have Not
	(#)		(#)		Price	Expiration	Have Not Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($) (1)	(#)		($) (1)
Long	1,300,000	(2)	0		1.76	1/24/2012	115,740	(9)	$283,563	1,500,000	(8)	$3,675,000
	3,900,000	(3)	0		1.76	1/24/2012
	656,250	(4)	93,750	(4)	4.09	5/11/2014
	0		250,000	(7)	4.09	5/11/2014
	1,581,250	(5)	718,750	(5)	2.16	3/17/2015
	234,375	(6)	390,625	(6)	4.77	6/22/2016
	78,125	(11)	546,875	(11)	4.21	6/14/2017
Belote	432,500	(2)	0		1.76	1/24/2012	0		0	605,000	(8)	$1,482,250
	1,297,500	(3)	0		1.76	1/24/2012
	229,687	(4)	32,813	(4)	4.09	5/11/2014
	0		87,500	(7)	4.09	5/11/2014
	240,625	(5)	109,375	(5)	2.16	3/17/2015
	75,000	(6)	125,000	(6)	4.77	6/22/2016
	75,000	(11)	525,000	(11)	4.21	6/14/2017
Borenstein	1,031,250	(12)	1,968,750	(12)	4.31	5/29/2017	116,009	(19)	$284,222	1,000,000	(17)	$2,450,000
Dalton	98,959	(10)	0		0.39	10/8/2012	0		0	605,000	(8)	$1,482,250
	229,687	(4)	32,813	(4)	4.09	5/11/2014
	0		87,500	(7)	4.09	5/11/2014
	240,625	(5)	109,375	(5)	2.16	3/17/2015
	106,249	(6)	177,084	(6)	4.77	6/22/2016
	35,416	(11)	247,917	(11)	4.21	6/14/2017
Samuelson	150,000	(13)	0	(13)	3.57	8/29/2013	0		0	550,000	(18)	$1,347,500
	60,937	(14)	14,063	(14)	2.25	9/23/2014
	43,750	(15)	26,250	(15)	1.95	6/27/2015
	46,875	(16)	103,125	(16)	4.95	9/21/2016
	75,000	(11)	525,000	(11)	4.21	6/14/2017
Dennison	2,600,000	(3)	0		1.76	9/30/2010	0		0	0		0
	500,000	(4)	0		4.09	9/30/2010
	500,000	(5)	0		2.16	9/30/2010
	308,333	(6)	0		4.77	9/30/2010
____________________

(1)	Reflects the value as calculated based on the closing price of our common stock on December 31, 2007 ($2.45).

(2)	Stock options granted to the executive on January 24, 2002, which fully vested on January 24, 2002.

(3)	Stock options granted to the executive on January 24, 2002, which vested ratably on a monthly basis over 48 months beginning on February 1, 2002.

(4)	Stock options granted to the executive on May 11, 2004, which vest ratably on a quarterly basis over four years beginning on May 11, 2004.

(5)	Stock options granted to the executive on March 17, 2005, which vest ratably on a quarterly basis over four years beginning on March 17, 2005.

(6)	Stock options granted to the executive on June 22, 2006, which vest ratably on a quarterly basis over four years beginning on June 22, 2006.

(7)	The options vest in full on May 11, 2009, since the Company failed to meet performance criteria in 2006 that would have caused them to vest on May 11, 2007.

(8)	Performance-based restricted stock units granted to the executive on June 22, 2006, 50% of which vest based on achieving revenue and EBITDA targets in each of 2008 and 2009, respectively. With respect to Mr. Belote 200,000 of his performance-based restricted stock units were granted on June 14, 2007. For more information regarding restricted stock units, see the “Executive Compensation for 2007 –Equity Incentives” discussion in the Compensation Discussions and Analysis section of this proxy statement.

(9)	Restricted stock units granted to Mr. Long on March 17, 2005, which vest in full on March 17, 2008.

(10)	Stock options granted to Mr. Dalton on October 8, 2002, which vested as to 250,000 shares on the date of grant and the remainder vests ratably on a monthly basis over 48 months beginning on November 1, 2002. Mr. Dalton has exercised 1,104,041 of the original 1,200,000 grant.

(11)	Stock options granted to the executive on June 14, 2007, which vest ratably on a quarterly basis over four years beginning June 14, 2007.

(12)	Stock options granted to the executive on May 29, 2007, of which 2,250,000 vest ratably on a quarterly basis over four year beginning May 29, 2007. The remaining 750,000 stock options were immediately vested and exerciseable as of May 29, 2007.

(13)	Stock options granted to Mr. Samuelson on August 29, 2003 which vest ratably on a quarterly basis over four years beginning on August 29, 2003.

(14)	Stock options granted to Mr. Samuelson on September 23, 2004 which vest ratably on a quarterly basis over four years beginning on September 24, 2004.

(15)	Stock options granted to Mr. Samuelson on June 27, 2005 which vest ratably on a quarterly basis over four years beginning on June 27, 2005.

(16)	Stock options granted to Mr. Samuelson on September 21, 2005 which vest ratably on a quarterly basis over four years beginning on September 21, 2005.

(17)	Performance-based restricted stock units granted to the executive on May 29, 2007, 50% of which vest based on achieving revenue and EBITDA targets in each of 2008 and 2009. For more information regarding restricted stock units, see the “Executive Compensation for 2007 –Equity Incentives” discussion in the Compensation Discussions and Analysis section of this proxy statement.

(18)	Performance-based restricted stock units granted to the executive on two occasions (150,000 on September 21, 2006 and 400,000 on February 22, 2007), 50% of which vest based on achieving revenue and EBITDA targets in each of 2008 and 2009, respectively. For more information regarding restricted stock units, see the “Executive Compensation for 2007 –Equity Incentives” discussion in the Compensation Discussions and Analysis section of this proxy statement.

(19)	Restricted stock units granted to Ms. Borenstein on May 29, 2007, which vest in full on May 29, 2008.

Option Exercises and Stock Vested in Last Fiscal Year

     The following table provides information regarding stock awards that vested in 2007 for each of our named executive officers during 2007. Our named executive officers did not exercise any option awards.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Long	—	—	—	—
Belote	—	—	—	—
Borenstein	—	—	116,009 (1)	$500,000 (2)
Dalton	—	—	—	—
Samuelson	—	—	—	—
Dennison	—	—	—	—
____________________

(1)	Award of restricted stock pursuant to Ms. Borenstein’s employment offer letter. The shares vested 50% on her start date, May 29, 2007.

(2)	Reflects the aggregate dollar amount realized by Ms. Borenstein as calculated by the number of shares of stock that vested multiplied by the market price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

     As discussed above, we have entered into employment-related agreements with our named executive officers which provide, among other things, for benefits to the executive in the event of the termination of his employment under certain conditions. The following table summarizes the value of payments and benefits that each named executive officer would be entitled to receive assuming that a termination of employment occurred on December 31, 2007 under the circumstances shown. The amounts shown in the table exclude the executive’s accrued obligations and benefits and distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

     Each executive has agreed in his agreement not to solicit our employees, for a period of one year following the termination of his employment.

	Long		Belote		Borenstein		Samuelson
Reason for Termination:
By Company Without Cause;
Constructive Termination
(with or without a Change in Control)
Cash Severance	$1,000,000	(1)	$770,000	(1)	$900,000	(1)	162,500	(2)
Health & Welfare Continuation	—		—		—		—
Value of Accelerated Equity Awards	$208,437	(3)	$31,718	(3)	—	(4)	—
280G Gross-Up Payment	—	(5)	—	(5)	—	(5)	—
Total Estimated Value of
Payments and Benefits	$1,208,437		$801,718		$900,000		$162,500

Death or Disability
Cash Severance	$1,000,000	(1)	$770,000	(1)	$900,000	(1)	162,500	(2)
Health & Welfare Continuation	—		—		—		—
Value of Accelerated Equity Awards	$208,437	(3)	$31,718	(3)	—	(4)	—
Total Estimated Value of
Payments and Benefits	$1,208,437		$801,718		$900,000		$162,500

____________________

(1)	Pursuant to their employment agreements, upon a termination in connection with a change in control, termination by the Company without cause, or resignation based on a diminution of responsibilities (i.e. a resignation for good reason) or termination by reason of her death or disability (each as defined in the agreement), Messrs. Long and Belote and Ms. Borenstein will receive an amount equal to their annual base salary and target annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months.

(2)	Pursuant to Mr. Samuelson’s letter agreement with the Company dated July 2, 2003, upon termination by the Company for any reason other than for cause (as defined in the agreement), but excluding death, Mr. Samuelson will be entitled to six months of his annual base salary for the fiscal year in which termination occurs.

(3)	Reflects the value of unexercised and unvested equity awards that would vest upon the executive’s termination without cause, involuntary termination (i.e. the executive’s resignation for good reason), or the executive’s termination of employment by reason of his death or disability, as provided in Messrs. Long’s and Belote’s employment agreements, and in their stock option grants in 2004 through 2007. The options granted in connection with the executive’s employment agreement will remain exercisable for 36 months in each of these termination scenarios, as well as in the event of the executive’s voluntary termination of employment after a change in control. In addition, pursuant to the stock option grants to these executive officers in 2004 through 2007, upon a termination without cause or termination upon change in control, the options will become fully vested and remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period. Awards are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2007, the last trading day in 2007 ($2.45). For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(4)	Pursuant to Ms. Borenstein’s executive retention and severance agreement, any equity awards that were granted prior to April 26, 2007, and the options granted in connection with her commencement of employment as reflected in the letter agreement dated April 26, 2007 (filed in our Current Report on Form 8-K on May 2, 2007), will become fully vested and remain exercisable for a period of 36 months at the end of any transition services period requested by the Company, or 36 months following her termination date, if the Company does not request any transition services period. Awards are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2007, the last trading day in 2007 ($2.45). For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(5)	Messrs. Long and Belote’s employment agreements and Ms. Borenstein’s executive retention and severance agreement provides that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes. Assuming that Messrs. Long and Belote’s and Ms. Borenstein’s termination of employment occurred on December 31, 2007, we do not believe that an excise tax would be imposed on the severance payments to these executives, and therefore no reimbursement would be required.

     As discussed above under “Severance Payments” in the Compensation Discussion and Analysis section of this proxy statement, Mr. Dennison and Mr. Dalton each resigned from the Company effective as of September 30, 2007, and February 29, 2008, respectively. Each received severance payments as described above, and a vesting of unvested stock options. However, due to their terminations each forfeited any right to their RSU grants. Mr. Dennison resigned from the Company effective September 30, 2007, and received severance payments totaling $1,200,000 through September 30, 2008. In addition, pursuant to the Letter Agreement, all of Mr. Dennison’s previously granted by unvested stock options became vested upon termination. The value of Mr. Dennison’s accelerated awards as measured on September 30, 2007, was $694,055.

     On February 27, 2008, the Company executed a letter agreement with Mr. Dalton and an accompanying mutual release of claims, pursuant to which Mr. Dalton voluntarily resigned as President, New Business Venture but will remain as a senior advisor to the Company. The letter agreement provided a cash severance amount of $675,000, representing one year of his annual base salary, 50% of his annual bonus potential and the $150,000 bonus for 2007. In addition, pursuant to the letter agreement, all of Mr. Dalton’s unvested options described in his September 30, 2002 offer letter and his subsequent stock option grants, will vest as of February 29, 2008. The value of Mr. Dalton’s accelerated awards as measured on February 29, 2008, was $479,080.

     Pursuant to the terms of the letter agreement, as senior advisor, Mr. Dalton will receive a base monthly salary of $3,000, along with additional compensation for performing special project services. The scope of such services shall be mutually agreed upon by the parties in advance and in writing. Mr. Dalton’s compensation for the special project services is guaranteed at a minimum of $12,000 per month. The letter agreement provides for a twelve month term but can be extended upon mutual agreement of the parties. If Mr. Dalton provides the services through the initial twelve month term in accordance with the letter agreement, in conjunction with his execution of a full release of claims for the period covering the term: (i) he will have twelve months after the conclusion of the term to exercise all of his outstanding vested options of the Company; (ii) the Company will pay his COBRA premiums for 12 months following the term’s conclusion, or until he obtains employment providing health insurance, whichever occurs first; and (iii) if he moves within twelve months of the term’s conclusion, the Company agrees to reimburse his reasonable cost of shipping (via van lines) household belongings from California to the East Coast of the United States.

Compensation Committee Report

     The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Committee:

BRUCE G. WILLISON, Chairperson
JOE F. HANAUER

Compensation Committee Interlocks and Insider Participation

     During 2007, the management development and compensation committee was composed of two non-employee directors, Messrs. Hanauer and Willison, none of whom have any interlocking relationships as defined by the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures

     The audit committee is responsible for the review and approval of transactions between the Company and its directors and/or executive officers (or their immediate family members) that would be subject to disclosure in the Company’s proxy statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). The audit committee’s charter requires that the committee review all related party transactions for potential conflict of interest situations on an ongoing basis and that the committee approve only those transactions that are the subject of arms length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party. The audit committee will also review all transactions between the Company and the NAR or the National Association of Home Builders with a value in excess of $1 million.

     Our corporate governance guidelines further require that each board member disclose to the audit committee and the board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the audit committee or the board for approval. After such disclosure and response to any questions that the audit committee or the board may have, the interested director will, unless otherwise requested by the audit committee or the board, abstain from voting on the matter and, if requested, will leave the meeting while the remaining members of the audit committee or the board discuss and vote on such matter. Our corporate governance guidelines further require that the audit committee shall only approve a related party transaction, including certain transactions between the Company and the NAR or the National Association of Home Builders, if it is a transaction that is the subject of arms’ length negotiations, has terms that are no worse than those that could be obtained by negotiating with an outside party, and otherwise meets regulatory requirements as well as other legal requirements applicable to the Company.

     The board has previously approved the related party transactions described below.

Operating Agreement with the National Association of REALTORS®

     In November 1996, we entered into an operating agreement with the NAR, which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR.

     Under our operating agreement as originally entered into with the NAR, we were required to make quarterly royalty payments of up to 15% of RealSelect’s operating revenue in the aggregate to the NAR and the entities that provide us the information for our real property listings (“data content providers”).

     In 2002, we and the NAR amended the NAR operating agreement. In accordance with the operating agreement, as amended, we paid $1,607,775 to the NAR in 2007 and for 2008 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

Transactions with Executive Officers

     As part of an employment agreement entered into in 2002, we reimburse Mr. Long for the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane that is owned indirectly by him. Total reimbursement for usage in 2007 was approximately $1.66 million.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

     The Audit Committee of the board of directors of Move, Inc. (the “Company”) reviewed and discussed the audited financial statements for the year ended December 31, 2007 with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as then in effect. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then in effect, and has discussed with the auditors their independence. Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee
of the Board of Directors

KENNETH K. KLEIN, Chairman
V. PAUL UNRUH
BRUCE G. WILLISON

CODE OF CONDUCT AND BUSINESS ETHICS

     We have a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, stockholders and the communities in which we operate. To implement our commitment, we have developed a code of conduct and business ethics. The code applies to all of our employees, directors, officers, agents and consultants. We have also established a compliance program that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of the code or any applicable law, policy or regulation. A copy of the code is available at our website at http://media.corporate-ir.net/media_files/IROL/11/111114/corpgov/CodeOfConduct_06_22_2006.pdf.

     We will post on our website, http://investor.move.com, any amendments to, or waivers from, a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any of the following: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; or (v) accountability for adherence to the code.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007 were met in a timely manner by the Reporting Persons, except that the Form 4 filed for Lorna Borenstein on May 31, 2007 inadvertently misstated the amount of shares withheld from a grant of restricted stock to satisfy tax withholding obligations. This Form 4 was amended on June 11, 2007.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders that are intended to be presented at our 2009 annual meeting must be received by us no later than January 2, 2009 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2009 annual meeting of stockholders but not submitted for inclusion in our proxy statement) will be considered untimely under our bylaws unless it is received between March 14, 2009 and April 13, 2009.

OTHER MATTERS

     We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board may recommend.

ADDITIONAL INFORMATION

     We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the SEC. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2007 accompanies this proxy statement. In most cases, those documents are available, without charge, on our website at http://investor.move.com as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Move, Inc., Investor Relations, 30700 Russell Ranch Road, Westlake Village, CA 91362. You may also read and copy these documents at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC’s web site at http://www.sec.gov.

ATTN: INVESTOR RELATIONS DEPT. 30700 RUSSELL RANCH RD. WESTLAKE VILLAGE, CA 91362
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Move, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MOVEI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MOVE, INC.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.

Vote on Directors

1.	ELECTION OF DIRECTORS
	Nominees:
	01)	Joe F. Hanauer	05)	Geraldine B. Laybourne
	02)	Steven H. Berkowitz	06)	W. Michael Long
	03)	William E. Kelvie	07)	V. Paul Unruh
	04)	Kenneth K. Klein	08)	Bruce G. Willison

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	To ratify the appointment of Move, Inc.'s independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF MOVE, INC.

JUNE 12, 2008

The stockholder(s) hereby appoint(s) Lewis R. Belote, III and James S. Caulfield, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock or Series B Preferred Stock of Move, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Move, Inc. to be held at 9:30 a.m., Pacific Daylight Time, on June 12, 2008, at the Sheraton Gateway Hotel Los Angeles located at 6101 W. Century Boulevard, Los Angeles, California 90045, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(s). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

IF YOU VOTE YOUR PROXY BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE